UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                   PRE-EFFECTIVE AMENDMENT NO. 5 TO FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



Commission File Number 0-17594

                             USA BIOMASS CORPORATION
             (Exact name of registrant as specified in its charter)

          DELAWARE                                       33-0329559
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

7314 Scout Avenue, Bell Gardens, California 90201; telephone number 562.928.9900
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              Thomas E. Stepp, Jr.
                              Stepp & Beauchamp LLP
                           1301 Dove Street, Suite 460
                         Newport Beach, California 92660
                    Tel. 949.660.9700 Facsimile 949.660.9010
            (Name, Address and Telephone Number of Agent for Service)

Approx. date of proposed sale to the public: From time to time after this Registration Statement becomes effective. The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
     Title of each class                   Amount                Proposed maximum         Proposed maximum
        of securities                      to be                  offering price              aggregate                Amount of
      to be registered                  registered                  per share              offering price           registration fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.002 par value              77,420(1)            $       1.9375 (2)          $  150,001.25            $       39.60
====================================================================================================================================
Common Stock, $.002 par value           3,023,530(3)            $       1.56   (4)          $4,711,667.40            $    1,243.88
====================================================================================================================================

                                                                                            Total Registration Fee   $    1,283.48


(1) Represents shares of our common stock we anticipate paying out as dividends on our Series C 6% Convertible Preferred Stock.

(2) Calculated pursuant to Rule 457(c) of Regulation C using the average of the high and low prices per share of the Registrant's common stock, as reported on the Nasdaq SmallCap Market for August 18, 2000.

(3) Represents the number of shares of our common stock that we are obligated to register pursuant to a Registration Rights Agreement.

(4) Represents the conversion price of our Series C 6% Convertible Preferred Stock into our common stock, calculated pursuant to the pricing provisions specified in the Certificate of Designations of the Series C 6% Convertible Preferred Stock.

Preliminary Prospectus



                            USA BIOMASS CORPORATION,
                             a Delaware corporation
                3,100,950 Shares of $.002 Par Value Common Stock



This Prospectus relates to 3,100,950 shares of our $.002 par value common stock. We are registering these shares by filing a registration statement with the Securities and Exchange Commission. 3,023,530 of these shares represent the number of our common shares we are required to register pursuant to a registration rights agreement with Siete Investors LLC, a Delaware limited liability company. 77,420 shares are being registered in anticipation of paying dividends which accrue on our Series C 6% Convertible Preferred Stock. We have the right to pay those dividends in cash or in shares of our common stock.


Siete Investors LLC is the only shareholder of our Series C 6% Convertible Preferred Stock, and holds 3,000 shares of that preferred stock. Upon conversion of those shares of preferred stock into our common stock, Siete Investors LLC may offer all or some portion of those shares of our common stock for sale from time to time. We will receive no part of the proceeds from any sale by Siete Investors LLC of our common stock. Prospective purchasers of our common stock should carefully review the "Risk Factors" section of this Prospectus beginning on Page 3.

Our common stock is currently trading on The Nasdaq SmallCap Market under the trading symbol "USBC". Siete Investors LLC may from time to time sell the shares on The Nasdaq SmallCap Market, on any other national securities exchange or automated quotation system on which our common stock may be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. The shares may be sold directly or through brokers or dealers. On August 18, 2000, the average of the closing high and low prices of our common stock as reported on the Nasdaq SmallCap Market was $1.9375.

Siete Investors LLC and any broker-dealers participating in the distribution of shares of our common stock may be deemed to be "underwriters" within the meaning of the 1933 Act, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the 1933 Act. The shares have not been registered for sale by Siete Investors LLC under the securities laws of any state as of the date of this Prospectus. Brokers or dealers effecting transactions in the shares should confirm the registration thereof under the securities laws of the states in which transactions occur or the existence of any exemption from registration.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


                 The date of this Prospectus is August 18, 2000

Part I - Information required in Prospectus

Item 3. Summary Information and Risk Factors.

Background of the Company. We were incorporated in Delaware on March 10, 1988. For most of our history we engaged primarily in agribusiness and real estate development with three core operating divisions: (1) growing, processing and marketing fresh table grapes in Southern California's Coachella Valley (near Palm Springs), (2) processing clean green waste as part of a State of California recycling mandate, and (3) developing a 1,350 acre residential subdivision and golf course located southeast of San Antonio, Texas. We also hold a 50% ownership interest in a 6,000 acre irrigated potato and grain farm located in the Columbia River Basin of Eastern Oregon, which includes Columbia River water rights.

Although we were one of the largest producers and shippers of "early market" table grapes that are harvested from early May through June and typically command premium prices, increased competition from Mexico, which has a microclimate similar to the Coachella Valley, has created uncertainty in the early table grape market.

Following our acquisition of TransPacific Environmental, Inc. in November 1997, our focus shifted from agribusiness and land planning to biomass. Subsequently, in June 1998, we broadened our new focus to include solid waste transportation and developed a strategic alliance with Waste Management, Inc. In light of our new business plan, and related biomass and solid waste transportation opportunities, we determined that our shift in focus from agribusiness, land planning and land development to solid waste transportation and biomass should be complete and permanent. Consequently, on December 23, 1998, we adopted a formal plan to discontinue our agri-business and real estate operations and to sell the related assets in order to focus on our biomass and waste transportation operations. We are currently negotiating to sell our 50% interest in the potato and grain farm to our joint venture partner, who operates that property under a lease that would have terminated December 31, 1999, but which has been extended for an additional year.

While we have not totally disposed of these operations at present, we are taking steps to do so. As a result, our financial statements reflect the net assets and operating results of our agribusiness and real estate segments as discontinued operations. Implementation of our new business plan is in process and has had a material impact on the presentation of our financial statements. The operations, cash flows and net assets of these operations for all periods presented have been classified as discontinued operations, and the assets of these operations were reduced to the lower of cost or net realizable value. Our agribusiness and land planning and land development operations have been accounted for as discontinued operations and excluded from the results of continuing operations in our consolidated financial statements.

Summary of the Offering


Securities Offered...........  We are registering 3,100,950 shares of our common stock. 3,023,530 of these shares represent the number of shares of our common stock equal to twice the sum of the number of shares of our common stock that we will issue upon conversion of all of the shares of Series C 6% Convertible

                               Preferred Stock which are currently issued and outstanding plus the maximum number of shares issuable upon exercise of warrants held by Siete Investors LLC, a Delaware limited liability company. 77,420 shares of our common stock are being registered in anticipation of paying dividends which accrue on our Series C 6% Convertible Preferred Stock. We have the right to pay the dividends which accrue on our Series C 6% Preferred Stock in cash or in shares of our common stock.


Dividends....................  Our common stock is junior to our Series A, B and
                               C Preferred Stock in regard to dividend preferences. We have not paid any cash dividends on our common stock during the last fiscal year and we are in arrears on payments of accrued dividends on our Series A 9% Convertible Preferred Stock. We also issued 591,621 shares of common stock as dividends to holders of our Series B Preferred Stock. Payment of dividends is at the sole discretion of our board of directors and it is unlikely that holders of our common stock will receive dividends during the next fiscal year.

Liquidation                    Preference   ......   Our  preferred   stock  has
                               liquidation  preferences  over our common  stock,
                               which means that,  if the Company is  liquidated,
                               common shareholders will probably receive less of
                               the    liquidation    proceeds   than   preferred
                               shareholders, and may not receive any of the liquidation proceeds.

Voting Rights................  Each  holder  of shares  of our  common  stock is entitled to one vote for each share on all matters on which our shareholders are entitled to vote. Each holder of shares of Series C 6% Convertible Preferred Stock is entitled to the number of votes equal to the number of whole shares of common stock into which the shares of that Series C 6% Convertible Preferred Stock held by such holder are convertible immediately after the close of business on the record date fixed for a shareholders' meeting.

Ownership Limit..............  None.

                                  Risk Factors

A purchase of our common stock involves risks. You should consider these risks before making a decision to purchase our common stock. Prospective purchasers of our common stock must be prepared for the possible loss of their entire investments. The order in which the following risk factors are presented is arbitrary, and you should not conclude, because of the order of presentation, that one risk factor is more significant that another risk factor.

We Are Operating at a Loss and Have Accumulated a Deficit. Because we are discontinuing some operations, our agribusiness and land planning and land development operations have been accounted for as discontinued operations. The financial results of those operations for the year ended December 31, 1999, the four month period ended December 31, 1998, and the year ended August 31, 1998 have been excluded from continuing operations. The effect is to classify most of our revenues for the year ended August 31, 1998, as discontinued operations, as most of our revenues prior to August 31, 1998 were derived from these discontinued activities. For the year ended December 31, 1999, we incurred an after-tax loss of $9,186,746 from all operations as compared to an after-tax loss of $2,033,064 for the four month period ended December 31, 1998 and an after-tax loss of $15,786,00 for the year ended August 31, 1998. As of December 31, 1999, we had an accumulated deficit of $24,781,849. Although we expect to generate working capital from our continuing biomass and transportation operations and sale of the potato and grain farm in Oregon, we have shifted our focus to biomass activities with which we have relatively little experience, and there can be no assurance that we will have profitable operations in the future.

We Use Debt Financing. Our corporate bylaws do not contain any limitation on the amount of indebtedness, funded or otherwise, we might incur. Accordingly, we, and our affiliates, could become more highly leveraged, resulting in an increase in debt service that could adversely affect our ability to pay dividends to our stockholders and result in an increased risk of default on our obligations. We are also subject to other risks normally associated with debt financing. We have used indebtedness and leveraging to finance development and acquisition, and, therefore, most of our equipment is lease financed. If we are unable to make lease payments on time, or if other events of default occur, this equipment could be repossessed, and we would lose income and asset value.

We Need Substantial Additional Capital. Our future capital requirements will depend upon many factors, including our ability to obtain new biomass and transportation contracts and customers and to execute our new business plan. Capital will be necessary to fund our transportation and biomass activities. There can be no assurance that sufficient financing will be available to us on a timely basis, or on acceptable terms. If we do not have adequate funds, we may be required to delay, scale back or eliminate our efforts to expand our biomass and transportation activities. Accordingly, our business, financial condition and results of operations could be materially and adversely affected. If additional funds are raised by issuing equity or convertible debt securities, options or warrants, the ownership interest of our existing stockholders would be diluted.

We Are in a Competitive Market Which is Affected by the Seasons. Our quarterly results have varied significantly in the past and will likely continue to do so in the future due to a variety of factors, many of which are beyond our control. The timing and nature of revenues from transportation and biomass contracts that are recognized during any particular quarter fluctuate during the seasons. Municipalities that maintain their own waste collection and landfill operations have a competitive advantage in biomass activities because they can use tax revenues and tax-exempt financing. How vigorously regulators enforce biomass recycling regulations, the price of fuel, and even general economic conditions are all beyond our control. The volume of biomass available for us to transport or recyle, even under existing contracts, is difficult to predict and is affected by seasonal changes.

We Derive a Significant Portion of Our Revenues From a Limited Number of Customers. The foundation of our continuing solid waste transportation activities is an exclusive transport contract with Waste Management, Inc., which accounted for approximately 77% of our revenues from continuing operations in fiscal 1999. With the acquisition of American Waste Transport in March 2000, we expect that percentage to fall to less than 60%, and decline further during the year as we obtain additional new accounts. Although we intend to bid on future solid waste transportation contracts as they become available and to use our strategic alliance with Waste Management, Inc. to capitalize on existing and emerging markets in the growing green waste recycling industry, there can be no assurance that we will be successful in obtaining additional transportation and biomass contracts. Further, we anticipate that our contract with Waste Management, Inc. will continue to account for the majority of our transportation revenues for the foreseeable future. The loss of this contract or the failure of Waste Management, Inc. to continue to provide a reliable stream of biomass for transport would have a material adverse effect on our business, operating results and financial condition.

We Are Changing Our Workforce. We have elected to embark on a major departure from our historic business into the biomass and solid waste transportation businesses in which we have little experience. Our future success depends to a large extent upon the continued service of key managerial employees and our ability to restructure our existing work force and attract and retain highly qualified personnel in connection with this shift in our activities. We recently terminated our agribusiness employees and hired four individuals with extensive management and operational experience in the biomass and solid waste transportation industries. We will continue to restructure our workforce by hiring and integrating new employees experienced in solid waste transportation and biomass activities. However, we may not be able to attract, assimilate or retain such personnel.

Our Industry is Heavily Regulated. The collection and disposal of solid wastes are subject to federal, state and local laws and regulations which regulate health, safety, the environment, zoning and land-use. Any violation of these laws and regulations would have a material adverse effect on our business, financial condition and results of operations. Operating permits are generally required for recycling facilities and waste collection vehicles, and these permits are subject to revocation, modification, and renewal. Federal, state and local regulations vary, but generally govern all types of waste disposal activities and the location and use of facilities and also impose restrictions to prohibit or minimize soil, air and water pollution. In addition, governmental authorities have the power to enforce compliance with these regulations and to obtain injunctions or impose fines in the case of violations, including criminal penalties. These regulations are administered by the United States Environmental Protection Agency and various other federal, state and local environmental and health and safety agencies and authorities, including the Occupational Safety and Health Administration of the United States Department of Labor. If environmental laws become more stringent, our environmental capital expenditures and costs for environmental compliance may increase in the future. In addition, there is no way to predict how much money we may have to spend in the future if the laws change or are enforced more strictly.

Subtitle D of the Resource Conservation and Recovery Act of 1976, as amended, establishes a framework for regulating the storage, collection and disposal of non-hazardous solid wastes. In the past, the Subtitle D framework has left the regulation of non-hazardous waste storage, collection and disposal largely to the states. However, in October 1991, the Environmental Protection Agency adopted a final rule which imposes minimum federal comprehensive solid waste management requirements for disposal facilities and operations. Many of these requirements have not been in effect or enforced in connection with solid waste landfills. States are required to revise their landfill regulations to meet these requirements. Because some parts of the new regulations will be phased in over time, the full effect of these regulations may not be known for several years. However, other than for groundwater monitoring and financial assurance requirements, all provisions of the final rule became effective in October 1993. There can be no assurance that the federal government, or state governments, will not adopt additional regulations in connection with the collection of non- hazardous solid waste.

We May Face Liability for Disposal of Hazardous Substances. The Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("Superfund" or "CERCLA"), has been interpreted by some courts to impose strict, joint and several liability on current and former owners or operators of facilities at which there has been a release or a threatened release of a "hazardous substance" and on persons who generate, transport or arrange for the disposal of such substances at the facility. Thousands of substances are defined as "hazardous" under CERCLA and their presence, even in minute amounts, can result in substantial liability. The statute provides for the remediation of contaminated facilities and imposes the costs therefor on the responsible parties. The costs of conducting such a cleanup and the damages can be very significant and, given the limitations in insurance coverage for these risks, could have a material adverse impact on our operations.

We Do Not Have Environmental Liability Insurance. We do not have environmental liability insurance now, and we may not be able to obtain such insurance at a reasonable cost. If we decide to become insured for environmental liability, we will probably carry the minimum insurance required by regulatory permits. In addition, the extent of insurance coverage under certain forms of policies has been the subject in recent years of litigation in which insurance companies have, in some cases, successfully taken the position that certain risks are not covered by such policies. If we incur liability for environmental damages while we are uninsured, it could have a material adverse effect on the Company and its financial condition.


Some of Our Officers and Directors Have Conflicts of Interest. Several of our directors are independently employed and, by engaging in other business activities, have conflicts of interest in allocating their time and resources. Fred Behrens, a director and our chief executive officer has ownership interests in some of our affiliates, which has resulted in both existing and potential conflicts of interest. Our business dealings with some of our affiliates are not the result of arm's-length negotiations. For a more detailed account of those existing and potential conflicts of interest, see the information contained under the heading "Certain Relationships and Related Transactions" in this Prospectus.



Voting Rights Upon Default Regarding Payment of Dividends. We are in arrears on paying quarterly dividends on our Series A 9% Convertible Preferred Stock. The total amount of dividend arrearages on the Series A 9% Preferred Stock as of June 30, 2000 was $692,437.50. All of our Series B Preferred Stock has been converted into 591,621 shares of our $.002 par value common stock. Dividends accrued on that Series B Preferred Stock prior to conversion in the amount of $538,459.00 which was paid through the issuance of 53,846 Series B Preferred Stock to those holders of Series B Preferred Stock. The holders of our Series A 9% Convertible Preferred Stock have the right, voting as a class, to elect two
(2) members of our Board of Directors two (2) years after the date on which we have defaulted in the payment of dividends on the Series A 9% Convertible Preferred Stock, if such default occurs. Poor operating results may leave us without the resources to make the dividend payments for the Series A Preferred Stock, resulting in a change in the composition of the Board of Directors and, therefore, a potential significant change in our management.

Item 4. Use of Proceeds.



We will not receive any of the proceeds from the sale of the shares of our common stock offered by the selling stockholder, Siete Investors LLC, a Delaware limited liability company.



Item 5. Determination of Offering Price


Our common stock has traded in the over-the-counter market since 1989 and is currently trading on The Nasdaq SmallCap Market. We have calculated the registration fees for the common stock which we anticipate using to pay dividends on the Series C 6% Convertible Preferred Stock pursuant to Rule 457(c) of Regulation C.

The conversion price of our Series C 6% Convertible Preferred Stock was set by our Board of Directors and is specified at Section G of our Amended Certificate of Designations of Series C 6% Convertible Preferred Stock filed with the Delaware Secretary of State on or about July 5, 2000. Each share of the Series C 6% Convertible Preferred Stock shall be convertible, at the option of the holder, at any time and from time to time, into such number of fully paid and nonassessable shares of our common stock as is determined by dividing $1,000.00, plus the amount of any accrued and unpaid dividends which we elect to pay in common stock, by the conversion price in effect at the time of conversion. The conversion price is defined as the lower of $4.65 or 85% of the average of the three lowest closing bid prices of the shares of common stock for the 15 trading days immediately preceding the conversion date.


Item 6. Dilution


At August 11, 2000, there were 11,288,666 outstanding shares of our only class of $.002 par value common stock. We have authorized three classes of preferred stock. Our $.01 par value Series A 9% Convertible Preferred Stock has $7,422,000 in aggregate liquidation preference. There are 812,500 shares of the Series A 9% Convertible Preferred Stock authorized, and 742,200 shares issued and outstanding. Although there are 750,000 shares of Series B 6% Convertible Preferred Stock authorized, as of December 31, 1999, all of the Series B Preferred Shares issued and outstanding had been converted into shares of our $.002 par value common stock. We anticipate that all of the 3,000 authorized, issued and outstanding shares of our $.001 par value Series C 6% Convertible Preferred Stock will be converted into our common stock as soon as this registration statement becomes effective.


We are registering 3,100,950 shares of our common stock. 3,023,530 of these shares represent the number of shares of our common stock equal to twice the sum of the number of shares of our common stock that we will issue upon conversion of all of the shares of Series C 6% Convertible Preferred Stock which are currently issued and outstanding plus the maximum number of shares issuable upon exercise of warrants held by Siete Investors LLC, a Delaware limited liability company. Those warrants allow for the purchase, by Siete Investors LLC, of up to 100,000 shares of our common stock at any time up to the expiration date, March 13, 2005. 77,420 shares of our common stock are being registered in anticipation of paying dividends which accrue on our

Series C 6% Convertible Preferred Stock. We have the right to pay those dividends which accrue on our Series C 6% Preferred Stock in cash or in shares of our common stock.


The following table sets forth the difference between the average offering price of the shares of our common stock being registered by this registration statement, the net tangible book value per share, and the net tangible book value per share after giving effect to the offering by the Company, assuming that all of the shares registered by the Company are distributed. Net tangible book value per share represents the amount of total tangible assets less total liabilities divided by the number of shares outstanding as of August 11, 2000.


Net tangible book value                              $0.27 per share
Net tangible book value after giving
         effect to distribution of 3,023,530 shares
         at $1.56 per share and 77,420 shares
         at $1.9375 per share                        $0.55  per share
Per Share Dilution to New Investor                   $1.01 per conversion share;
                                                     $1.3875 per other shares
Percent Dilution to New Investor                     63.5% per conversion share;
                                                     70.6% per other shares


Item 7. Selling Security Holder

Siete Investors LLC, a Delaware limited liability company, is the only shareholder of our Series C 6% Convertible Preferred Stock, and holds 3,000 shares of that preferred stock. Upon conversion of those shares of preferred stock into common stock, Siete Investors LLC may offer all or some portion of those shares of our common stock for sale from time to time. The shares of our common stock which may be offered for sale by Siete Investors LLC constitute all of the shares of common stock known to the Company to be beneficially owned by Siete Investors LLC. Siete Investors LLC is not an affiliate of the Company and none of its officers or directors are also officers or directors of the Company.

On or about March 14, 2000, pursuant to the agreement by which Siete Investors LLC acquired its shares of Series C 6% Convertible Preferred Stock, we agreed to prepare and file a registration statement for the resale of the shares of common stock into which the Series C 6% Convertible Preferred Stock shall be converted, and for an additional 100,000 shares of our common stock which may be acquired by Siete Investors LLC pursuant to certain warrants which it holds. We also agreed to pay all expenses, other than underwriting discounts and commissions and other fees and expenses of investment bankers and other than brokerage commissions, in connection with the registration and sale of the shares of common stock which may be offered for sale by Siete Investors LLC pursuant to the conversion of the Series C 6% Convertible Preferred stock or the warrants.

Item 8. Plan of Distribution


Siete Investors LLC, the selling stockholder, may, from time to time, sell all or a portion of its common stock in the over-the-counter market, or on any other national securities exchange on which our common stock is or becomes listed or traded.

The shares may be sold in a block trade in which the broker or dealer will attempt to sell the common stock as agent but may buy and resell a portion of the block as principal to facilitate the transaction. A broker or dealer may buy the shares as principal and resell them or keep them for its own account. The shares may also be sold in ordinary brokerage transactions and transactions in which the broker solicits purchasers, or in privately negotiated transactions. Brokers and dealers engaged in the sale of shares may receive commissions or discounts from Siete Investors LLC or the purchaser of the shares.

Broker-dealers may agree to sell a specified number of shares at a stipulated price per share, and to purchase any unsold shares at the price required to fulfill the broker-dealer commitment to Siete Investors LLC. Broker-dealers who acquire shares as principal may thereafter resell the shares from time to time in crosses and block transactions and sales to and through other broker-dealers.

Siete Investors LLC may enter into hedging transactions with broker-dealers, who may engage in short sales of our common stock. Siete Investors LLC may also sell its common stock and redeliver its common stock to close out its short positions. Siete Investors LLC may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of its common stock. Siete Investors LLC may also lend or pledge its common stock to a broker-dealer and, upon a default, sell those common shares. In addition to the foregoing, Siete Investors LLC may enter into, from time to time, other types of hedging transactions.

Siete Investors LLC and any broker-dealers participating in the distributions of our common stock may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act of 1933, and any profit on the sale of our common stock by Siete Investors LLC, and any commissions or discounts given to any such broker-dealer, may be deemed to be underwriting commissions or discounts pursuant to the Securities Act of 1933.

Our common stock may also be sold pursuant to Rule 144 promulgated pursuant to the Securities Act of 1933 beginning one year after the shares of our common stock were issued, provided such date is at least 90 days after the date of this Prospectus.

We have filed the Registration Statement, of which this Prospectus forms a part, for the sale of Siete Investors LLC's shares of our common stock. We will pay all of the expenses incident to the registration of Siete Investors LLC's common stock, other than commissions, discounts and fees of underwriters, dealers or agents. We can give no assurance that Siete Investors LLC will sell any or all of its shares of our common stock.

Pursuant to the Securities Exchange Act of 1934, any person engaged in a distribution of the common stock offered by this Prospectus may not simultaneously engage in market making activities for our common stock during the applicable "cooling off" periods prior to the commencement of such distribution. In addition, Siete Investors LLC will be required to comply with all the requirements of the Securities Exchange Act of 1934.

We have advised Siete Investors LLC that, during such time as it may be engaged in a distribution of any of the shares or our common stock we are registering by this Registration Statement, it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934. In general, Regulation M precludes any selling stockholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. These stabilizing transactions may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. We have advised Siete Investors LLC that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock so long as the stabilizing bids do not exceed a specified maximum, and that Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. Siete
Investors LLC and distribution participants will be required to consult with their own legal counsel to ensure compliance with Regulation M.

Item 9. Legal Proceedings.

In December 1997, a judgment was entered against the company and two of its officers, who are also shareholders. The judgment required, among other things, that we re-issue 144,000 shares of our common stock to the Plaintiffs' estate. We have filed an appeal of this judgment.

On April 5, 2000, a bank filed a lawsuit against us to collect a deficiency pertaining to real property the bank foreclosed on in Texas. We have filed an answer to this lawsuit and we intent to vigorously defend against this lawsuit. We have recorded our liability arising from this lawsuit on our financial statements. We do not expect that this matter will have a material adverse effect on our financial condition or results of operations.


On June 15, 2000, we filed a lawsuit in Riverside County Superior Court against Second Financial Investments, Inc., Pension Plan & Trust; Dennis P. Moran; William Metro Kachig; and one of our former directors, Robert A. Wright. The lawsuit alleges that all of the defendants conspired together to defraud one of the California limited partnerships affiliated with us, AMCOR Realty Fund III, by concealing the actual sale price of land owned by that limited partnership. In that lawsuit we sought monetary damages, declaratory relief and to quiet title of that land. On or about August 25, 2000, we substituted Robert Silverman as attorney for the company, replacing Stepp & Beauchamp LLP. Mr. Silverman has also represented Mr. Wright in the past. We have agreed to settle this lawsuit because we believe a settlement is in the best interests of the partnership and the limited partners. Mr. Silverman's representation of the company may have resulted in his balancing the interests of the parties to the lawsuit rather than asserting only the company's interests, which may have resulted in a more favorable settlement for Mr. Wright than he might otherwise have obtained.


On or about August 7, 2000, three California limited partnerships affiliated with us, Western Ag-Venture Associates, Agri-Venture Fund, and Agri-Venture II, filed a lawsuit in Riverside County Superior Court against Ronald Tucker; AMCOR Financial Corporation, a Colorado corporation; and Tensleep.com, Inc., a Colorado corporation which Mr. Tucker owns and controls. In that lawsuit we seek damages for fraud, conversion, breach of fiduciary duty, rescission, unjust enrichment, and injunctive relief. Briefly, Mr. Tucker, while he was our attorney, took advantage of the limited partners in the partnerships by replacing us as managing agent for the partnerships, and then exchanging a total of 591,621 shares of our common stock, which had been owned by the partnerships, with overvalued AMCOR Financial Corporation common stock.

The lawsuit further alleges that Mr. Tucker then sold those 591,621 shares of our common stock at a substantially discounted price. The lawsuit alleges that Mr. Tucker used the proceeds from the below-market sale of those 591,621 shares of our common stock, totaling approximately $1,000,000, to finance the purchase of some intangible property from Tensleep.com, Inc., a company which he owned. Finally, the lawsuit alleges that the intangible property purchased from Tensleep.com, Inc. by AMCOR Financial Corporation, as managing agent for the partnerships, has little or no value. We believe that the partnerships intend to prosecute this lawsuit vigorously.

We have prepared a lawsuit against Mr. Tucker; R Tucker & Associates, Inc., a Colorado corporation which Mr. Tucker owns or controls; AMCOR Financial Corporation; and Mr. Wright which alleges, among other things, that Mr. Tucker, as our lawyer, and Mr. Wright, as one of our directors, breached their fiduciary duty to us by conspiring to convert our assets to their own uses and, also, conspired to use their respective positions of authority to enter into transactions and agreements which were not in our best interests, but which benefitted them personally. This lawsuit also alleges that Mr. Tucker committed malpractice by designing, advising and effectuating the transactions which are the subject of the August 7, 2000, lawsuit in Riverside County Superior Court discussed above. The lawsuit further seeks to rescind a release of Mr. Tucker which had been signed by Mr. Wright. We anticipate filing this lawsuit in the immediate future and we intend to prosecute this lawsuit vigorously.


We are not involved in any other pending legal proceedings other than legal proceedings occurring in the ordinary course of business. Such other legal proceedings in the aggregate are believed by management to be immaterial.

Item 10. Directors, Executive Officers, Promoters and Control Persons.

Our directors and executive officers are as follows:

Name                       Age       Position
----                       ---       --------

Fred H. Behrens            58        chairman of the board, chief executive
                                     officer and director

Eugene W. Tidgewell        50        chief financial officer, treasurer, vice
                                     president and director

Hilly G. Jones             50        secretary

Marlene Tapie              44        director

H. Glen Leason             75        director

Fred H. Behrens has served as the chairman, chief executive officer, and a director of the Company since 1988 and previously served as our treasurer and chief financial officer from 1990 to January 1998. Mr. Behrens also served as the chairman and director of Sun Goddess Farms, Inc., our wholly owned subsidiary. Mr. Behrens has been actively involved with the Company and our affiliates since August 1979. From 1966 to 1971, Mr. Behrens was on the audit staff of Arthur Andersen & Company; between 1971 and 1973, he was a principal in a real estate development company; and from 1973 to August 1979, he was employed as a vice president of an agricultural management company. Mr. Behrens holds a Bachelor of Science degree from the University of Minnesota School of Business Administration. Mr. Behrens is a general partner of Rancho California Partners II, a California limited partnership, which filed a voluntary Chapter 11 Reorganization Petition under the federal Bankruptcy Act to resolve certain issues with the Riverside County Tax Assessor's Office on or about March 20, 1996. The decision to file for reorganization was made to protect real property owned by that partnership from foreclosure while the property was being reappraised. The issues raised in the Petition have been favorably resolved and that partnership has dismissed its bankruptcy petition.

Eugene W. Tidgewell has served as our chief financial officer, treasurer and vice president since January 1998 and has served as a director of the Company since February 1999. Mr. Tidgewell was an audit manager at Kelly & Company, our independent auditors, from 1989 to 1998. Mr. Tidgewell holds a Bachelor of Science Degree in Business Administration Accounting) from the University of Notre Dame and is a Certified Public Accountant in the State of California.

Marlene A. Tapie has served as a director of the Company since 1988. Between 1979 and 1994, she served in various capacities including vice president, executive secretary to the chairman and office administrator. From 1992 through 1995, Ms. Tapie owned and operated a clothing company, Marlene & Company. In October 1994 she and her husband, Alan Tapie, a PGA golf professional, purchased a controlling interest in Buena Park Golf Center, a golf course and driving range located in Buena Park, California. She currently manages her husband, who is a touring professional in the European PGA Senior Tour.

H. Glen Leason has served as a director of the Company since February 1999. From 1984 to the present, Mr. Leason has served as a senior vice president with Torrey Pines Securities. Prior to that, Mr. Leason served in the United States Navy Submarine Service From 1943 to 1946. He was a securities broker with Leason & Company in Chicago, Illinois from 1946 through 1960, eventually becoming vice president for its initial public offering department in Newport Beach, California, was a vice president in the initial public offering department at R.J. Henderson & Co., in Newport Beach, California from 1960 to 1966, was an emerging growth stock vice president with Jefferies & Co. in Newport Beach, California from 1966 until Jefferies & Co., was purchased in 1969, and rejoined Leason & Company as president until 1973. From 1973 to 1984, Mr. Leason worked with Wedbush Securities and then with McDonald, Krieger & Bowyer in Beverly Hills, California. Mr. Leason completed various courses at Northwestern University and Loyola Marymount University, is a registered representative with the NASD and holds a principal's license.

Hilly G. Jones has served as corporate secretary since January 2000 and has been our office administrator since May 1999. We have employed her part time in various administrative capacities since 1989, except for the period from June 1995 to December 1998, when she left us to own and operate a small business. Prior to 1989, she was employed in various administrative capacities in the securities, environmental, and other industries.

All directors hold office until the next annual stockholders' meeting or until their respective successors are elected or until their earlier death, resignation or removal. Officers are appointed by, and serve at the discretion of, our board of directors.

Compliance with Beneficial Ownership Reporting Rules. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who beneficially own more than 10% of a registered class of our common stock to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Such reporting persons are required to furnish us with copies of all such reports that they file.

Based solely upon our review of copies of such reports furnished to the Company during the year ended December 31, 1999 and thereafter, or any written representations received by the Company from reporting persons that no other reports were required, we believe that, during the last fiscal year, all section 16(a) filing requirements applicable to the Company's reporting persons were complied with.

Item 11. Security Ownership of Certain Beneficial Owners and Management

The following table sets forth as of August 18, 2000, information with respect to (1) each director of the Company, (2) the named executives and (3) all directors and executive officers of the

Company as a group. Other than as described below, only Robert A. Wright, a former officer and director of the Company, is known to be the beneficial owner of more than 5% of our common stock. Mr. Wright beneficially owns 815,018 shares of our common stock, which is approximately 7.22% of our outstanding common stock at August 18, 2000.

                                        Amount and Nature
Name and Address                     of Beneficial Ownership        Percent of
of Beneficial Owner                    of Common Stock(1)          Common Stock
--------------------                 -----------------------       ------------
Fred H. Behrens(2)                          1,003,153                  8.88%
7314 Scout Avenue
Bell Gardens, CA 90201

H. Glen Leason (3)                             16,370                 *0.15%
77-955 Calle Arroba
La Quinta, CA 92253

Eugene W. Tidgewell (4)                        39,500                 *0.35%
7314 Scout Avenue
Bell Gardens, CA 90201

Marlene Tapie (5)                              89,167                  0.79%
76 Los Cabos
Dana Point, CA 92629

All Directors and Executives
Officers as a group (4 persons)(6)          1,148,190                 10.17%

----------

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Shares of common stock subject to options currently exercisable, or exercisable within 60 days after August 18, 2000 are deemed to be outstanding in calculating the percentage ownership of a person or group but are not deemed to be outstanding as to any other person or group.

(2) Includes 782,498 shares of common stock held by Behrens Partners, Ltd., a family limited partnership controlled by Mr. Behrens. Also includes 207,355 shares held in escrow on behalf of Mr. Behrens and 13,300 shares held in an IRA account.

(3) Includes 16,200 shares of common stock underlying 9,000 shares of Series A 9% Convertible Preferred Stock that are convertible and 170 shares of common stock held in an IRA account.

(4)  Represent 39,500 shares of common stock underlying options.

(5)  Includes 31,250 shares of common stock underlying options.

(6) Includes 476,633 shares of common stock underlying options and 33,120 shares of common stock underlying 18,400 shares of Series A 9% Convertible Preferred Stock that are convertible.


Item 12. Description of Securities


We are authorized to issue 25,000,000 shares of common stock, $.002 par value, each share of common stock having equal rights and preferences, including voting privileges. There were 11,288,666 shares of common stock outstanding at August 18, 2000.

The shares of our common stock constitute equity interests in the Company entitling each shareholder to a pro rata share of cash distributions made to common stock shareholders, including dividend payments. However, we have two series of preferred stock outstanding which accrue dividends and have liquidation preferences superior to our common stock, and we have been in arrears in paying those dividends. We also had significant losses in our last fiscal year. Therefore, it is unlikely that we will pay dividends on our common stock in the next year. We currently intend to retain our future earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our Board of Directors and subject to any restrictions that may be imposed by our lenders.

The holders of our common stock are entitled to one vote for each share of record and the holders of our Series C 6% Convertible Preferred Stock are entitled to the number of votes equal to the number of whole shares of common stock into which the shares of that Series C 6% Convertible Preferred Stock held by such holder are convertible immediately after the close of business on the record date fixed for a shareholders' meeting for each share of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of directors of the Company or any other matter, with the result that the holders of more than 50% of the shares voted for the election of those directors can elect all of the Directors. In the event of liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, having preference in relation to our common stock. Holders of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to our common stock. All of the outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable.

Item 13. Interest of Named Experts and Counsel.

No "expert", as that term is defined pursuant to Regulation Section 228.509(a) of Regulation S-B, or our "counsel", as that term is defined pursuant to Regulation Section 228.509(b) of Regulation S-B, was hired on a contingent basis, or will receive a direct or indirect interest in the Company, or was a promoter, underwriter, voting trustee, director, officer, or employee of the Company, at any time prior to the filing of this Registration Statement.

Item 14. Disclosure of Commission Position on Indemnification for Securities Act Violations.

In the opinion of the Securities and Exchange Commission, indemnification for liabilities arising pursuant to the Securities Act of 1933 is contrary to public policy and, therefore, unenforceable.

Item 15. Organization within last five years.

Not applicable.

Item 16. Description of Business.

Description of Business - Historical Summary. We were originally incorporated under the name AMCOR Capital Corporation in Delaware on March 10, 1988. Our operations at December 31, 1999 included "clean green"waste processing, recycling biomass and contract waste transport services. During 1997, our focus shifted from agribusiness and land planning and development to the emerging biomass industry. In June, 1998, we broadened our focus to include solid waste transportation and developed a strategic alliance with Waste Management, Inc., formerly USA Waste Services. In light of opportunities in the biomass industry and in the solid waste transportation industry, we changed our name to USA Biomass Corporation on August 31, 1998 and adopted a new business plan, which we call our Plan of Discontinued Operations. We decided to discontinue our agribusiness and land planning and land development activities and, instead, focus on solid waste transportation and biomass activities. In addition, on January 12, 1999, since we are no longer an agricultural enterprise, we changed our fiscal year to end December 31.

All business activity, cash flows and net assets of these operations for the year ended August 31, 1998, the four month period ended December 31, 1998, and the year ended December 31, 1999 have been classified as discontinued operations, and the assets of these operations have been reduced to the lower of cost or net realizable value.

Solid Waste Transportation. We entered into two transportation service contracts with Waste Management, Inc. in June 1998. Under the contracts, we have the exclusive right to provide transportation services from two of Waste Management, Inc.'s Los Angeles-area transfer stations to certain landfills. We began providing transportation services in October 1998. The contracts have initial terms of five years, with two automatic five-year extensions unless either party gives 180 days' prior written notice of its desire to terminate the contracts at the end of the then current term. We entered into a third contract with Waste Management, Inc. in December 1999, with terms similar to the other two contracts.

Biomass and Recycling. "Clean green" waste is organic material in the form of plants, leaves, clippings, cuttings, trimmings of grass, weeds, shrubbery, bushes, trees, garden wastes and wood products from both commercial and residential sources, including sawdust, tree trunks, scrap lumber and untreated wooden pallets. The material received as clean green waste cannot contain more than 0.5% non-organic matter by total weight.

Our clean green waste operations have been and most likely will continue to be influenced significantly by the implementation of the California Integrated Waste Management Act of 1989, also known as Assembly Bill 939 or AB 939. The provisions of AB 939 mandate, among other things, the diversion of recyclable materials from over-crowded landfills. A key element of AB 939 relates to green waste that could be processed and incorporated back into the soil or recycled in other ways. AB 939 currently mandates that California's municipalities must have a plan in place to divert 50% of all waste from landfills by the end of the year 2000.

We are engaged in private green waste recycling and we hold leasehold interests in a transfer station facility located in Santa Fe Springs, California and a 3-acre site in Fontana, California that is fully permitted for green waste processing. We receive green waste at our transfer stations from various sources, including Waste Management, Inc. We process and market the green waste to various users, thereby assisting Waste Management, Inc. and others in fulfilling their recycling obligations under AB 939.

In November 1998, we started hauling green waste for the County of Los Angeles Sanitation District in connection with the diversion of processed material from the Puente Hills landfill. The initial contract is for a term of three years plus an option for three additional years and specifies that we will divert the first 100 tons per day of excess ground or processed green waste from the landfill. Pursuant to this contract, we have been informally presented with the opportunity to divert more than the minimum of 100 tons per day, which opportunity we intend to pursue as sufficient outlet markets are identified.

We also receive and process green waste from numerous Southern California municipalities and commercial parties. We are party to an operating agreement with Apollo Wood Recovery, Inc., to process wood for boiler fuel and fiberboard at our site in Fontana, California. We are exploring the acquisition of a company engaged in the composting of organic fertilizer.

In March  2000,  we  acquired  American  Waste  Transport,  a private  San Diego
County-based waste transport and green waste recycling firm. American Waste Transport has operations that mirror the Company's operations in Los Angeles and Orange counties, with some overlap. American Waste Transport's revenues for the year ended December 31, 1999, approximate $14 million.

Presently, there appears to be an abundant supply of green waste available due primarily to the large volume produced in Southern California and the implementation of AB 939. We believe there is a good economic incentive to take all of the green waste that is offered, particularly as landfill "tipping fees" ranging from $16 to over $27 per ton tend to establish the market. The challenge is to identify and secure end-markets for the incoming green waste, which historically have included fertilizer production facilities, boiler fuel for electricity generation, and fiberboard production facilities.

We own 710-acres of undeveloped land located in the Coachella Valley, which we plan to use as a land-application/biomass depository for our continuing green waste operations.

Discontinued Operations - Agribusiness. Historically, we engaged primarily in agribusiness, principally growing, processing and marketing fresh table grapes in Southern California's Coachella Valley. We also received management and/or development fees and income from packing and cold storage services that we provided for some of our affiliated partnerships and third parties. We leased an 80,000-square foot packing and cold storage plant, which we previously used as our headquarters in the Coachella Valley.

Although we were one of the largest producers and shippers of "early market" table grapes that are harvested from early May through June and typically command premium prices, increased competition from Mexico, which has a microclimate similar to the Coachella Valley, had created supply and price uncertainty in the early table grape market. Consequently, our new business plan provided for the complete divestiture of the Company's agribusiness operations, which was completed by December 31, 1999 except for our investment in an Oregon farmland joint venture.

Our investment in the Columbia River Basin of eastern Oregon includes a 50% ownership interest in a joint venture that owns a 6,000-acre irrigated potato and grain farming operation, together with certain Columbia River water rights. We are currently negotiating to sell our 50% interest in the potato and grain farm to our joint venture partner, who operates that property under a lease that would have terminated December 31, 1999, but which has been extended for an additional five years.

Discontinued Operations - Land Planning and Development. The Company traditionally was engaged primarily in agribusiness, with additional revenues derived from partnership management, including real estate development partnerships. Some of these partnerships owned land that was once used for farming and ultimately became suitable for development. Other partnerships were formed solely to acquire, plan and develop land.

During fiscal 1996, we began a major subdivision and golf course project located southeast of San Antonio, Texas. Under contract with a partnership which we managed, we completed development of a golf course at the project. On behalf of that partnership, we developed and managed the 1,300- lot subdivision and golf course. In February 2000, the golf course was sold through foreclosure, and we have been sued for a possible deficiency judgment.

Due to disappointing sales activity, our new business plan contemplated the sale of the entire project in a "bulk sale" transaction and, in that regard, in early 1999 we wrote down the cost of the project to estimated net realizable value plus any costs incurred to carry the project through liquidation. This resulted in a charge of $5,306,244 to our financial statements for the year ended August 31, 1998, to reflect this write-down. In March 1999, we entered into an agreement to sell the project for $11.5 million. However, the buyer did not close the transaction. In the fourth quarter of 1999, we transferred our interest in the project, including related liabilities, to AMCOR Financial Corporation, a then wholly owned subsidiary of the Company.

In January 2000, we distributed to our common and Series A 9% Convertible Preferred shareholders, all of our shares in AMCOR Financial Corporation. We currently have disputes with AMCOR Financial Corporation regarding the nature and amount of assets and liabilities transferred to AMCOR Financial Corporation. Further, all of the regulatory requirements related to the distribution of the AMCOR Financial Corporation shares to our shareholders may not have been satisfied.

During the four months ended December 31, 1998, the year ended December 31, 1999, and the first quarter of 2000, we disposed of certain assets of the discontinued operations at amounts less than initially anticipated. Further, the current appraised value of certain of the remaining assets has declined from the values used in estimating the disposal loss at August 31, 1998.

In 1999, we managed approximately 15 limited partnerships, down from over 120 in 1991. One partnership owns two Southern California parcels; two other partnerships jointly own a 173-acre property located outside Houston. These partnerships are in the process of terminating.

Competition. The foundation of our continuing solid waste transportation activities is exclusive transport contracts with Waste Management, Inc., the largest waste hauler in the country. The contracts include two transfer stations. The first is located in Carson, California, with a permitted capacity of over 5,000 tons per day, and is reported to be one of the largest in the country. The other transfer station is in South Gate, California. In December 1999 an additional contract was negotiated for the transport of biomass from Waste Management's Sunset Environmental transfer station in Orange County. Due to the exclusive nature of these contracts and the five-year term and two five-year options to extend, the Company does not expect to be confronted with any significant competition for these three transfer stations for as long as 15 years, provided that we satisfactorily discharge our contractual responsibilities. We intend to bid on future solid waste transportation contracts for Waste Management, Inc. and other waste companies as they become available, which could provide the Company with significant growth opportunities in the future.

In the large Southern California market, there are three principal providers of contract waste transport services -- STS Transportation, American Waste Transport, and us. In March 2000, we acquired American Waste Transport, which had annual revenues of $14 million. American Waste Transport has major contracts with Waste Management, Republic Services and Allied Waste, as well as extensive green waste operations. Combined, the two companies have a contractual backlog exceeding $350 million. Revenues for 2000 are expected to be $25 million, and will provide us with a significant share of this market.

Our clean green waste operations provide alternatives to landfill disposal and are part of the non- hazardous waste recycling industry. We believe that successful entry into the green waste industry, on a volume basis, requires that we identify and contract with multiple end-users for the recycled product. The industry is dominated by several large national waste management companies and numerous regional and local companies, all of which contribute to the significant, somewhat fragmented, competition that characterizes the industry, many having much greater financial and operational resources, and more established market positions, than the Company. We believe that our recent strategic alliance with Waste Management, Inc., and our expanded market share gained with the American Waste Transport acquisition, will help insulate us from external competition and provide a reliable supply of biomass to support our green waste operations.

There has been an increasing trend at the state and local levels to mandate solid waste reduction at the source and to prohibit the disposal of certain types of wastes at landfills, as evidenced by legislation such as AB 939. We believe that as this trend continues, we will encounter additional competition from new and existing waste industry participants. In addition, we may compete with municipalities that maintain their own waste collection and landfill operations and that have significant financial advantages over the Company due to, among other things, the availability of tax revenues and tax-exempt financing.

Business Strategy. We continue to manage and expand our solid waste transportation and biomass businesses. Our present business strategy includes expansion of our contractual relationships with Waste Management, Inc. and other waste haulers, and growth of our green waste processing and recycling business as additional markets are generated, both internally and through acquisitions.

Employees. As of August 1, 2000, the Company, together with its subsidiaries, had approximately 240 full- time employees, including 10 in administration. None of our employees are represented by a labor union and we have not experienced any work stoppages. However, we are presently in negotiations with a local of the Teamsters Union pursuant to an election to organize held in April 1999. American Waste Transport is signatory to a collective bargaining agreement with the Teamsters covering its truck driving employees. We acquired American Waste Transport in March 2000 and are obligated by the terms and conditions of that agreement. We believe that in spite of the historically low unemployment rate in Southern California, there is an adequate supply of the type of labor needed to staff our expanding solid waste transportation and biomass operations.

Item 17. Management's Discussion and Analysis of Financial Condition and Results of Operations.

This prospectus specifies forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from these forward-looking statements. "Forward looking statements" can be identified by the use of forward-looking terminology such as "believes", "could", "possibly", "probably", "anticipates", "estimates", "projects", "expects", "may", "will", or "should". Such statements are subject to certain risks, uncertainties and assumptions. No assurances can be given that the future results anticipated by the forward looking statements will be achieved. You should not place undue reliance on these forward- looking statements, which apply only as of the date of this Prospectus.


Our operations at June 30, 2000 included: (1) "clean green" waste processing and recycling ("biomass") and (2) contract waste transport services. In 1997, we entered the biomass business, and in 1998 entered into a strategic alliance with Waste Management, Inc. resulting in a long-term contract for transporting solid waste. Prior to 1999, we were engaged in agribusiness and real estate and land planning and development. In December 1998, our board of directors approved a new business plan authorizing the liquidation of all our agribusiness and real estate operations. Implementation of that business plan has had a material impact on the presentation of our financial statements.

All of our business activities, cash flows and net assets of these operations for the year ended December 31, 1999, and for the six months ended June 30, 2000 have been classified as discontinued operations, and the assets of these operations have been reduced to the lower of cost or net realizable value. Our continuing operations consist of solid waste transportation and biomass activities, which include green waste recycling. We sold our unprofitable municipal tree maintenance operations in March 1999. Our discontinued operations consist of agribusiness and land planning and development.

Our revenues from continuing operations for the six months ended June30, 2000 are from our biomass activities and waste transport revenue. Revenues for the three months ended June 30, 2000 were$5,366,000, which included $3,070,000 of second quarter revenues from the acquisition of American Waste Transport. Overall, revenues for the six-months ended June 30, 2000 were $8,321,000, up113% from revenues of $3,904,000 for the comparable prior six month period the year before. Our cost of revenues (excluding $657,000 of depreciation) of $4,267,000 for the three months ended June 30, 2000, were up $2,812,000 (193%) from $1,455,000 for the comparable three month period ending June 30, 1999, mainly from internal growth in biomass activities, and from the acquisition of American Waste Transport. This resulted in a gross profit from operations (excluding depreciation) of $1,099,000 (20%) compared to $382,000 (21%) for the prior year's three month period. For the six months ending June 30, 2000 cost of revenues were $6,457,000, up $3,374,000 (69%) from the prior six month period, due largely from the American Waste Transport acquisition. Overall, the six months ended June 30, 2000, generated a gross profit (before depreciation) of $1,861,000 (22%) compared to a gross profit of $821,000 (21%) the prior six month period. We expect our profit margin to improve as we realize cost savings by eliminating duplicate facilities and personnel acquired by the acquisition of American Waste Transport.

For the three months ended June 30, 2000, we reported a loss from continuing operations of $380,000 compared to a net loss of $139,000 for the comparable three month period ending June 30, 1999, which prior period included a $400,000 credit for estimated remediation costs. For the six months ended June 30, 2000, our loss from continuing operations was $529,000, compared to a loss of $912,000 for the comparable prior six month period ended June 30, 1999. The prior year's loss was largely due to lower revenues not sufficient to absorb fixed costs, as our new biomass business was operating below capacity. Future operating results are expected to continue to improve as we eliminate duplicate facilities and personnel functions related to the American Waste Transport acquisition.

Our overall financial condition as of June 30, 2000, as compared to December 31, 1999, has improved considerably with shareholders' equity increasing over $5.8 million to $6.1 million, due primarily to the issuance of$3 million of new preferred stock in March, 2000, and from the acquisition of American Waste
Transport, also in March, 2000. During 1999, total debt was reduced by $8.3 million (42%) to $11.4 million, which has yielded significant interest savings. The acquisition of American Waste Transport combined with the purchase of additional equipment did cause total debt to increase to $18.0 million at June 30, 2000. In addition, revenues from expanding biomass operations increased 113% over the comparable prior six month period exceeding all of 1999's revenues which were $7.6 million. This increase is largely due to the acquisition of American Waste Transport which, when consolidated with the company, should generate revenues at the annual rate exceeding $20 million, and with improving margins, should generate adequate funds for operations.


Fiscal Year Change. Prior to the year-ended December 31, 1999, our financial statements were prepared on the basis of an August 31 fiscal year. In January 1998, we elected to convert to a

December 31 calendar year for reporting purposes and filed a 10-QSB "Transition Report" for the four months ended December 31, 1998. Accordingly, the amounts reflected in our current Consolidated Statements of Operations are for the years ended December 31, 1999 and August 31, 1998 and for the four months ended December 31, 1998. Therefore, for purposes of comparing the respective 12-month periods for December 31, 1998 and 1999, the 1998 numbers have been presented on a pro-forma basis. As our biomass operations were relatively insignificant prior to December 31, 1998, the following pro-forma analysis, in the opinion of management, presents a realistic comparison of the two twelve month periods.

                        Pro Forma Statement of Operations
                      For the Year Ended December 31, 1998
                             (Amounts in Thousands)

                                                 Add               Less          For Year Ended December 31
                            Year Ended        4 Mos.End         4 Mos.End       ----------------------------
                             08/31/98         12/31/98           12/31/97          1998                1999
                             Audited         (Unaudited)       (Unaudited)      (ProForma)           Audited
                             -------         -----------       -----------      ----------           -------
Revenues                     $ 2,005           $ 2,025           $   406           $ 3,624           $ 7,645
Cost of Revenues               2,665             1,694               634             3,725             6,705

Gross Profit (Loss)             (660)              331              (228)             (101)              940

Gen'l & Admin. Exp             3,228             1,153               678             3,703             1,490
Loss from Asset
      Impairment               1,971              --                --               1,971               141
Loss on Sale of
     Assets                      366                 4              --                 370               215
Interest Exp
     (Income), net               662               390                86               966               825
Loss, Continuing
     Operations              ($6,887)          ($1,216)          ($  992)          ($7,111)          ($1,731)
(Privision for)
     Benefit from
     income taxes              1,048                (3)             --               1,045                (3)
Loss, Continuing
     Operations              $(5,839)          $(1,219)          $  (992)          $(6,066)          $(1,735)
                             =======           =======           =======           =======           =======

For both 1998 and 1999, our continuing operations consisted of solid waste transport an biomass operations, including green waste recycling. We sold our unprofitable municipal tree maintenance operations in March 1999.

Continuing Operations. In October 1998, we officially began waste transport services for Waste Management, Inc. Pro forma revenues for 1998, which included green waste recycling and tree maintenance revenues for the entire year, were $3.6 million. Our revenues for 1999 included just one calendar quarter of tree maintenance revenues because we sold this business in March, 1999. Even so, our revenues for 1999 were $7.6 million, an increase of 111%, but still below our estimated $10 million break-even level. We did have a positive 1999 gross margin of 12.3%, although a loss before income taxes in the amount of $1,731,000 was incurred, compared to a loss before income taxes of $7,111,000 the prior year. The loss in 1999 was due primarily to a $637,000 loss from TransPacific Environmental, Inc.'s tree maintenance operations, which were sold in the first quarter, and carry-over administrative and interest costs aggregating $2,319,000. These costs were incurred partially to support the phase-out of discontinued operations. In addition, continuing operations incurred significant start-up costs to develop the infrastructure for a fast growth biomass business. This included a substantial investment in plant, personnel and equipment to support the future anticipated revenue stream.

With additional contracts in place, we anticipate our year 2000 revenues will increase substantially. This will be augmented by the March 2000, acquisition of San Diego County-based American Waste Transport, with annual revenues approximating $14 million for the year ended December 31, 1999. This acquisition, which also has contract waste transport services, as well as extensive green waste recycling operations, should result in combined revenues of $25 million for 2000. We believe that a minimum 12% gross margin level can be maintained, which would generate adequate proceeds to carry administrative and interest costs. Future contract revenue, which includes contracts and renewals with terms in excess of 10 years, exceeds $350 million.

Results of Continuing Operations

Revenues. Our revenues from continuing operations for 1999 include both biomass recycling and waste transport revenues whereas revenues for 1998 reflect mostly biomass recycling activities, as the initial waste transport contract did not commence until October 1998. We generated revenues of $7,645,000 for 1999 compared to $3,624,000 for 1998, an increase of $4,021,000 or 111%. The increase is principally due to a full year of waste transport revenues in 1999, which totaled $5,561,000, compared to only three months in 1998, which totaled $894,000. Other revenues for 1999 totaled $2,084,000 of which $363,000 pertained to municipal tree maintenance operations, which were sold during the first quarter of 1999.

Cost of Revenues. Our costs of revenues for 1999 were $6,705,000 compared to $3,725,000 for 1998, an increase of $2,980,000 or 80%. The increase is principally related to the 111% increase in revenues in 1999. This is partially offset by a 1998 cost of $797,000 related to green waste soil enhancement activities that were terminated that year and by operating costs associated with a full year's tree maintenance operations in 1998. Overall, this resulted in a gross profit from operations in 1999 of $940,000, for an operating margin of 12.3%. This compares to an operating loss of $101,000 for the prior year. The improved margin is the result of significantly higher waste transport volume, reduced losses from tree maintenance operations which were sold in early 1999, and the elimination of soil enhancement activities.

Our gross margin on waste transport activities was $853,000, which equals approximately 15.4% of waste transport revenues in 1999, and $236,000, which equals approximately 14% of gross greenwaste revenues, exclusive of municipal tree trimming activities, in 1999. Tree trimming contracts resulted in a negative gross margin of $149,000, or approximately 40% of tree trimming revenue, in 1999.

General and Administrative Expenses. General and administrative expenses were $1,490,000 for 1999 compared to $3,703,000 for the prior year, a decrease of $2,213,000 or 60%. The significant decrease is primarily due to the expected cost and related overhead reduction pertaining to the phasing out of our discontinued agricultural and real estate operations. In addition, the prior year included $672,000 of administrative costs related to TransPacific Environmental, Inc., which was sold early in 1999, $360,000 of corporate restructuring consulting fees, and $188,000 related to the cost associated with options granted to members of our board of directors.

Interest Expense Net of Interest Income. For 1999, interest expense, net of interest income, was $825,000, compared to $966,000 for 1998, a decrease of $141,000 or 15%, due largely to the pay down of debt from asset sales.

Loss from Asset Impairment. In 1998, we incurred a $1,971,000 loss from asset impairment related to a green waste contract that did not materialize and soil enhancement operations that were suspended. Such losses for 1999 were only $141,000 as the substantial portion of the loss was incurred the prior year.

Gain or Loss on Sale of Assets. For 1999, we realized a net loss of $215,000 on the sale of assets compared to a net loss of $370,000 in 1998. The higher prior year's loss related primarily to the liquidation of assets, related to our initial green waste pilot program.

Loss from Continuing Operations. For 1999, we incurred a net loss of $1,731,000 from continuing operations before income taxes compared to a loss of $7,111,000 for the prior year. The material disparity between the two years is principally that 1998 was a start-up year for biomass operations and included a full year loss from tree maintenance activities, which were disposed of in early 1999. Concerning the 1999 loss, $637,000 was attributable to TransPacific Environmental, Inc.'s tree maintenance operations, which were sold early in 1999. Additional administrative costs were incurred in relocating our headquarters. Interest costs will also decrease as we have reduced our debt by 42%. As volume increases for 2000 and future years, based on our expanding contractual revenue, we are expecting to operate profitably.

Results of Discontinued Operations. The new business plan adopted by our board of directors specified a one-year time frame for management to dispose of all non-biomass operations, which were reclassified for financial statement purposes, as discontinued operations. As of December 31,1999, over $12 million of assets were sold, with a $2.5 million worth of agricultural property scheduled for sale by mid-year 2000. Any remaining assets not sold by December 31, 1999, principally a San Antonio subdivision that we tried but failed to sell in 1999 for $11.5 million, were revalued and written down to fair market value, resulting in an additional 1999 loss from discontinued operations. These assets and related liabilities were then transferred to AMCOR Financial Corporation, a then wholly-owned subsidiary. AMCOR Financial Corporation has separate management from the Company, and we have no management or control over AMCOR Financial Corporation. In January 2000, we distributed all of our AMCOR Financial Corporation common shares to our common and preferred shareholders. We have disputes with AMCOR Financial Corporation regarding the nature and amount of assets and liabilities transferred to AMCOR Financial Corporation. Further, all of the regulatory requirements related to the distribution of the AMCOR Financial Corporation shares to our shareholders may not have been satisfied.

For years 1998 and 1999, implementation of our new business plan has had a material impact on the presentation of our financial statements. This is because operations, cash flows and net assets of these operations for both years have been classified as discontinued operations and the assets for these operations were reduced to the lower of cost or net realizable value, resulting in significant charges to earnings. Accordingly, our agribusiness and real estate operations have been accounted for as discontinued operations and the results thereof have been excluded from continuing operations in our consolidated financial statements. For fiscal 1998, which had limited biomass start-up revenues, this resulted in a loss of $15,786,000 of which $9,947,000 pertained to discontinued operations, principally due to the write-down of real estate and related assets. For 1999, which was the first full year of biomass operations, the net loss was $9,186,746 of which $7,452,029 pertained to discontinued operations, principally related the write-down of the San Antonio project.

Liquidity and Capital Resources. Our overall financial condition as of December 31, 1999, as compared to the prior year has not changed significantly, principally due to our inability to liquidate all of our discontinued operations. However, some assets were sold, which served to reduce total debt from $19.7 million at December 31, 1998 to $11.4 million at the end of 1999. This $8.3 million debt reduction is expected to yield significant annual interest savings for the year 2000 and beyond. In addition, 1999 revenues from expanding biomass operations increased 111% over the prior year but, at $7.6 million, are below the projected $10 million threshold required to break even. Although we reported a loss of $1,735,000 for the year from continuing operations, due largely to the development of the new biomass business, we had a gross operating margin of 12.3%, which included losses from TransPacific Environmental, Inc., which diluted the target 15% margin from biomass operations. Revenue growth for the year 2000 was significantly enhanced in March, when we completed the acquisition of American Waste Transport which, when consolidated with the Company, should generate $25 million of revenues for 2000. This increase of approximately 227% over 1999 revenues, with a gross margin expected to exceed 12%, should generate adequate funds for our operations. Moreover, we now have a future contractual revenue of more than $350 million with terms generally exceeding 10 years or longer, ensuring consistent revenue for future periods. Also, in March 2000, we successfully completed a $3 million private placement of 6% convertible preferred stock. This working capital may be largely used for acquisitions and for capital equipment needs to service our expanding contractual base.

Our current ratio was .66 at December 31, 1999 compared to 1.11 the prior year, primarily due to the write off of assets of discontinued operations, which were classified as current, pending their anticipated disposition. This ratio significantly improved in the first quarter of 2000 as a result of the private placement of preferred stock, which provided $3 million of working capital. We are taking several steps to make our liquidity improve during the year 2000. First , we are managing our cash flow more closely. Second, we now have adequate credit lines and we plan to expand both senior and subordinated debt to fund working capital related to our large future contract revenue. During 2000, we expect to liquidate our $2.5 million agricultural property. We have tax-loss carry-forwards exceeding $22 million which can be applied to shelter future earnings, which will enhance cash flow. We also intend to, where appropriate, make acquisitions using our common stock for the generation of earnings and cash flow. For these reasons we believe that our liquidity needs for the year 2000 will be sufficiently satisfied. Moreover, with our discontinued operations now partially liquidated, we are strategically positioned to profitably capitalize on the numerous opportunities now available in the biomass industry.

Item 18. Description of Property

On December 31, 1998, we acquired a 4-acre industrial parcel located in Bell Gardens, California, which includes a 40,000 square-foot equipment maintenance facility and a separate 2,400 square-foot office building used as the base for our transportation operations. During 1999, we officially relocated our headquarters to the Bell Gardens facility, located at 7314 Scout Avenue, Bell Gardens, California 90201.

Our biomass operations are based in two locations, the first being a 1.75-acre site in Santa Fe Springs, California, which we lease for $54,000 annually. This site also serves as a green waste transfer station pursuant to a Conditional Use Permit from the City of Santa Fe Springs. The second location is a fully permitted green waste transfer and processing facility on a 3-acre site in Fontana, California, which we lease for $42,000 annually.

Item 19. Certain Relationships and Related Transactions. Between 1981 and 1986, the Company, in its capacity as general partner and/or placement agent, raised approximately $200 million in private placement syndications. This syndication activity resulted in the formation of approximately 137 limited partnerships, which acquired real estate for agribusiness or development and resale purposes. Partnership liquidation have reduced this total to 14 limited partnerships as of December 31, 1999. It is planned that all partnerships will file final tax returns during the next 12 months and virtually all on-going partnership business activities have ceased.

On November 30, 1995, we acquired a 50% interest in PS III Farms, LLC, which leases 6,490 acres to one of the limited liability company members, which is not affiliated with the Company. The lease expired September 30, 1999 and has been renewed for an additional five years pending negotiations to sell our 50% interest to our partner during 2000. The primary crop grown on the farm is potatoes.

We hold a 99% ownership interest in Las Palomas Country Club Estates LLC, a California limited liability company, which previously acted as the development entity for the golf course owned by an affiliated partnership. All golf course development operations were transferred to AMCOR Financial Corporation in December 1999.


Fred H. Behrens, our chairman, chief executive officer, director, and one of our principal shareholders, holds a 1% ownership interest in Las Palomas Country Club Estates LLC. We also hold a 99% ownership interest in AMCOR Builders LLC, which previously managed our construction operations in Texas prior to the transfer of those operations to AMCOR Financial Corporation. Robert A. Wright, our former president and former director and a principal shareholder, holds a 1% ownership interest in AMCOR Builders LLC. We hold a 99% ownership interest in AMCOR Biomass Farms LLC. Enterprise Packing Company owns 442 limited partnership interests issued by Lake Valley. Mr. Behrens and Mr. Wright are the only general partners of Lake Valley and Enterprise Packing Company. There are 2,600 limited partnership interests of Lake Valley presently issued and outstanding. Therefore, by attribution of their ownership interests in Enterprise Packing Company, Messrs. Behrens and Wright jointly own 17% of the issued and outstanding limited partnership interests of Lake Valley.


In December 1997, Messrs. Behrens and Wright agreed, at the lenders' request, to personally guarantee $4,250,000 of debt financing obtained by the Company from GMAC Credit Corporation and TexStar Bank in connection with the Las Palomas golf course and subdivision project. In consideration for the guarantee, we agreed to pay to Messrs. Behrens and Wright a loan guarantee fee in the aggregate amount of $212,500. Messrs. Behrens and Wright assigned their rights to this guarantee fee to us on or about August 31, 1998.

In January, 1998, we issued 14,927 shares of our common stock for cancellation of debt in the amount of $70,899, of which 10,989 shares of common stock were issued to affiliates for the cancellation of debt in the amount of $55,082.

On December 20, 1999, we agreed to reduce the conversion price of our Series B Convertible Preferred Stock to $6.67 per share from $10 per share. On December 20, 1999, the market price for our common stock was $4.18 per share. At that time, all of the Series B Convertible Preferred Stock that was issued to three affiliated limited partnerships was converted into 591,621 shares of our common stock.

Item 20. Market for Common Equity and Related Stockholder Matters.


Our common stock has traded in the over-the-counter market since 1989 and is currently trading on The Nasdaq SmallCap Market. Set forth below are the high and low prices for our common stock during each quarter of fiscal 1998 and 1999, and the first two quarters of fiscal 2000, as reported by a member firm of the National Association of Securities Dealers, Inc. that effects transactions in Nasdaq SmallCap Market stocks and acts as one of the market makers for our common stock. The quotations listed below reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.


                                       Stock Prices
                                       ------------
                                   High            Low
                                   ----            ---
Fiscal 1998
         First Quarter           $ 5.375         $4.1875
         Second Quarter            5.313           4.125
         Third Quarter             5.187           4.125
         Fourth Quarter            4.938           2.378

Fiscal 1999
         First Quarter           $ 2.875         $ 1.438
         Second Quarter            2.375           1.375
         Third Quarter              2.00           1.189
         Fourth Quarter             4.50           1.125


Fiscal 2000
         First Quarter              6.125          2.375
         Second Quarter             3.875          2.25


At March 31, 2000, there were approximately 3,280 stockholders of record of our common stock. We have paid no dividends on our common stock and do not expect to pay dividends in the foreseeable future.

On November 25, 1997, we completed the acquisition of the stock of TransPacific Environmental, Inc. which we acquired for a total cost of $1,607,049, consisting of $350,000 in cash, allocable acquisition costs of $61,207, and 406,109 shares of our common stock with a value of $1,195,842.

In January 1998, we issued an aggregate of 31,250 shares of common stock in exchange for $62,500 upon the exercise of options issued under our 1994 Non-Qualified Stock Option Plan.

In January 1998, we issued 14,927 shares of common stock in exchange for cancellation of debt in the amount of $70,899.

In January 1999, we issued an aggregate of 22,151 shares of common stock to two non-affiliated holders of 12% notes in lieu of an interest payment of $55,377.

In November 1999, we issued 149,407 shares of common stock in exchange for the cancellation of a $410,869, 8% note payable to a former employee.

In November 1999, we issued 290,799 shares of common stock in exchange for the cancellation of 12% notes aggregating $954,816 to various private parties.

In November 1999, we issued 89,170 shares of common stock in exchange for the cancellation of two 5% notes aggregating $267,461 to two private parties.

In November 1999, we issued 422,883 shares of common stock pursuant to options outstanding to two officers in exchange for the offset of $676,613 of notes we owed to those officers.

In December 1999, we issued 12,000 shares of common stock to a creditor in exchange for the cancellation of $41,297 owed by the Company.

In December 1999, we issued 100,000 shares pursuant to options held by an employee in the amount of $200,000.

In December 1999, we issued 50,000 shares of common stock pursuant to options held by a former employee in consideration for $65,000, in the form of a note receivable.

In December 1999, we issued 12,500 shares of common stock to two consultants pursuant to options for a total consideration of $37,500 in the form of a note receivable.

The issuances of our common stock in the above referenced transactions were effected in reliance upon the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), as transactions not involving public offering. Exemption from the registration provisions of the Securities Act of 1933 is claimed on the basis that such transactions did not involve any public offering and the purchasers were sophisticated with access to the kind of information registration would provide.


Submission of Matters to a Vote of Security Holders. No matters were submitted to a vote of security holders during the last quarter of the fiscal year ended December 31, 1999 or during the first two quarters of the fiscal year which will end December 31, 2000.


Item 21. Executive Compensation

There is shown below information concerning the annual and long-term compensation for services in all capacities to our chief executive officer and the only other executive officer whose aggregate cash compensation exceeded $100,000 during the fiscal years ended August 31, 1997 and 1998 and December 31, 1999.

                           Summary Compensation Table

                                               Annual Compensation
                                    -----------------------------------------
                                                                    Other Annual
   Name and                                Salary                Compensation
Principal Position                 Year            ($)               ($)
------------------                 ----          -------         ----------
Fred H. Behrens                    1999          136,200           15,650
   chairman and chief              1998          152,000           15,864
   executive officer               1997          120,000            5,724

Robert A. Wright                   1999          109,375           15,180
   president(1)                    1998          133,081           15,080
                                   1997          120,000           11,519

Eugene W. Tidgewell                1999          112,000               --
   vice president and              1998          102,666               --
   chief financial officer


(1) In April 2000, Mr. Wright agreed to vacate the office of president, to assume responsibility for the management and liquidation of assets included in discontinued operations. He has since formally resigned as an officer and director of the company.


Stock Option Grants in 1999. The following table sets forth information concerning individual grants of stock options made pursuant to the Company's 1997 Stock Option Plan during 1999 to each of the persons named. We have not granted any stock appreciation rights.

                        Option Grants in Last Fiscal Year

                                Individual Grants
                           ---------------------------
                              Number of Percent of
                           Securities     Total
                           Underlying     Options          Exercise
                           Options        Granted to       or Base
                           Granted        Employees in     Price      Expiration
       Name                   (#)         Fiscal Year      ($/Sh)     Date
    ----------             ----------     -----------      --------   ----------
Eugene W. Tidgewell          19,500          66.43%         $1.50      10/15/10

Option Exercises and Value for 1999. During fiscal 1999, Fred H. Behrens acquired 246,955 shares of common stock with a realized value upon exercise of $343,514 and Robert A. Wright acquired 175,928 shares of common stock with a realized value upon exercise of $244,715. In accordance with the Securities and Exchange Commission guidelines, values are calculated by subtracting the exercised price from the fair market value of the underlying common stock. Fair market value is deemed to be closing price on the date the options were executed for our common reported for Nasdaq SmallCap transactions on December 31, 1999.

Directors' Compensation. Our directors do not receive cash compensation for attending board of director meetings. In 1998, each director received options to purchase up to 15,000 shares of our common stock at $3.00 per share, which was the closing price of our common stock at the time the options were granted.

Item 22. Financial Statements.

                             USA Biomass Corporation

                        Consolidated Financial Statements

                  As of December 31, 1999 and 1998 and for the Year Ended December 31, 1999, the Four Month Period Ended
                              December 31, 1998 and
                         The Year Ended August 31, 1998

                             USA Biomass Corporation

                 Index to the Consolidated Financial Statements
                  As of December 31, 1999 and 1998 and for the
               Year Ended December 31, 1999, the Four Month Period
                           Ended December 31, 1998 and
                         The Year Ended August 31, 1998
--------------------------------------------------------------------------------

Independent Auditors' Report ...............................................   1

Consolidated Financial Statements for USA Biomass Corporation:

     Consolidated Balance Sheets as of December 31, 1999 and 1998 ..........   2

     Consolidated Statements of Operations for the Year Ended
        December 31, 1999, the Four Month Period Ended December
        31, 1998 and the Year Ended August 31, 1998 ........................   5

     Consolidated Statements of Shareholders' Equity for the Year
        Ended December 31, 1999, the Four Month Period Ended
        December 31, 1998 and the Year Ended August 31, 1998 ...............   6

     Consolidated Statements of Cash Flows for the Year Ended
        December 31, 1999, the Four Month Period Ended December 31,
        1998 and the Year Ended August 31, 1998 ............................   8

Notes to the Consolidated Financial Statements .............................  13

                         Report of Independent Auditors



To the Board of Directors and Shareholders of USA Biomass Corporation

We have  audited the  accompanying  consolidated  balance  sheets of USA Biomass
Corporation and its subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year ended December 31, 1999, the four month period ended December 31, 1998, and the year ended August 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by Management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of USA Biomass Corporation and its subsidiaries as of December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for the year ended December 31, 1999, the four month period ended December 31, 1998, and the year ended August 31, 1998, in conformity with generally accepted accounting principles.


Kelly & Company
Newport Beach, California
April 12, 2000

                             USA Biomass Corporation

                           Consolidated Balance Sheets
                           December 31, 1999 and 1998

--------------------------------------------------------------------------------



                                     ASSETS

                                                                               1999             1998
                                                                            -----------     -----------
Current assets:

  Cash and equivalents                                                      $   540,651     $   767,293
  Cash held in escrow                                                           617,176            --
  Cash held in trust                                                            203,891            --
  Accounts  receivable,  net of allowance for doubtful accounts of
     $90,580 and $54,985 as of December 31, 1999 and December 31, 1998,
     respectively                                                               862,619         526,170
  Receivable from affiliates                                                     25,869            --
  Income taxes  receivable                                                         --           292,639
  Other current assets                                                          129,589         423,295
  Net current assets of discontinued operations                               1,248,670       8,337,976
                                                                            -----------     -----------
     Total current assets                                                     3,628,465      10,347,373
  Property and equipment, net of accumulated depreciation                     7,584,040       9,104,446
  Note receivable, noncurrent                                                      --         6,462,347
  Other assets                                                                   31,963         127,645
  Intangible assets, net of accumulated amortization                            391,667         441,666
                                                                            -----------     -----------
  Total assets                                                              $11,636,135     $26,483,477
                                                                            ===========     ===========


The accompanying notes are an integral part of the consolidated financial statements.

                             USA Biomass Corporation

                           Consolidated Balance Sheets
                           December 31, 1999 and 1998

--------------------------------------------------------------------------------

                      LIABILITIES AND SHAREHOLDERS' EQUITY


                                                              1999           1998
                                                          -----------     -----------
Current liabilities:

     Accounts payable                                     $ 1,747,537     $ 1,944,450
     Payroll and payroll taxes payable                        632,013         890,698
     Accrued remediation costs                                180,808         507,000
     Lines of credit                                          640,000         874,610
     Payable to affiliates                                       --           520,618
     Notes payable:
        Affiliates                                            190,714       2,268,053
        Other                                                 727,717         979,954
     Capitalized lease obligations                            809,690         681,922
     Income taxes payable                                     347,942         334,832
     Accrued interest                                         194,620         284,272
                                                          -----------     -----------
          Total current liabilities                         5,471,041       9,286,409
Notes payable, net of current portion:
     Affiliates                                             1,020,967         597,420
     Other                                                  2,333,288       6,261,799
Capitalized lease obligations, net of current portion       2,551,898       3,515,768
                                                          -----------     -----------

Total liabilities                                          11,377,194      19,661,396
                                                          ===========     ===========



Commitments and contingencies


The accompanying notes are an integral part of the consolidated financial statements.

                             USA Biomass Corporation

                           Consolidated Balance Sheets
                           December 31, 1999 and 1998

--------------------------------------------------------------------------------


                 LIABILITIES AND SHAREHOLDERS' EQUITY, CONTINUED


                                                                                       1999            1998
                                                                                   ------------    ------------
Shareholders' equity:

      Preferred Stock (2,000,000 shares authorized):
           Series A, 9% Convertible Preferred stock, $0.01 par value;
               cumulative   nonvoting;   $7,422,000  and  $7,475,000   aggregate
               liquidation   preference   at   December   31,   1999  and  1998,
               respectively;  812,500  shares  authorized,  742,200  and 747,500 shares issued and outstanding at December 31, 1999 and 1998,
               respectively                                                        $      7,422    $      7,475
           Series B, 6% Convertible Preferred stock, $0.01 par value;
               cumulative nonvoting; 750,000 shares authorized, 394,414 shares
               issued and outstanding at December 31, 1998                                 --             3,944
      Common stock, $0.002 par value; 25,000,000 shares authorized, 9,509,856 and 7,761,385 shares issued, 9,485,606 and 7,737,135 shares
        outstanding at December 31, 1999 and 1998, respectively                          19,018          15,522
      Additional paid-in capital                                                     25,235,189      21,970,123
      Accumulated deficit                                                           (24,781,849)    (15,056,644)
      Notes receivable on common stock                                                 (102,500)           --
      Treasury stock, at cost (24,250 common shares at
        December 31, 1999 and 1998)                                                    (118,339)       (118,339)
                                                                                   ------------    ------------

Total shareholders' equity                                                              258,941       6,822,081
                                                                                   ------------    ------------

Total liabilities and shareholders' equity                                         $ 11,636,135    $ 26,483,477
                                                                                   ============    ============


The accompanying notes are an integral part of the consolidated financial statements.

                             USA Biomass Corporation

                      Consolidated Statements of Operations
        For the Year Ended December 31, 1999, the Four Month Period Ended
                              December 31, 1998 and
                         The Year Ended August 31, 1998

--------------------------------------------------------------------------------


                                                                                  For the Four Month
                                                              For the Year Ended     Period Ended      For the Year Ended
                                                               December 31, 1999   December 31, 1998    August 31, 1998
                                                              ------------------  ------------------   ------------------
Revenues                                                          $  7,644,907        $  2,024,830       $  2,005,611
Cost of revenues                                                     6,704,505           1,694,250          2,665,206
                                                                  ------------        ------------       ------------

      Gross margin                                                     940,402             330,580           (659,595)
General and administrative expenses                                  1,490,421           1,152,697          3,228,682
Loss from asset impairment                                             141,050                --            1,971,123
Loss on sale of assets                                                 215,258               3,768            365,990
                                                                  ------------        ------------       ------------
      Operating loss from continuing operations                        906,327             825,885          6,225,390
Interest expense, net                                                  825,190             389,429            661,889
                                                                  ------------        ------------       ------------
      Loss from continuing operations before income taxes            1,731,517           1,215,314          6,887,279
Provision for (benefit from) income taxes                                3,200               3,200         (1,048,475)
                                                                  ------------        ------------       ------------

Loss from continuing operations                                      1,734,717           1,218,514          5,838,804
                                                                  ------------        ------------       ------------
Discontinued operations (Note 4):
      Estimated loss from disposal of discontinued operations        5,346,328             814,550          2,878,813
      Loss from  discontinued operations (Note 12)                   2,105,701                --            7,068,069
                                                                  ------------        ------------       ------------
Loss from discontinued operations                                    7,452,029             814,550          9,946,882
                                                                  ------------        ------------       ------------

Net loss                                                          $  9,186,746        $  2,033,064       $ 15,785,686
                                                                  ============        ============       ============

Loss from continuing operations per common share,
   basic and diluted                                              $       0.41        $       0.20       $       0.88
                                                                  ============        ============       ============

Net loss per common share, basic and diluted                      $       1.35        $       0.31       $       2.19
                                                                  ============        ============       ============



The accompanying notes are an integral part of the consolidated financial statements.

                             USA Biomass Corporation

                 Consolidated Statements of Shareholders' Equity
              For the Year Ended December 31, 1999, the Four Month
                       Period Ended December 31, 1998 and
                         The Year Ended August 31, 1998
--------------------------------------------------------------------------------

                                                                                                       Common
                                                          Series A       Series B                      Shares          Series A
                                                         Preferred      Preferred        Common        Held in         Preferred
                                                           Shares         Shares         Shares        Treasury          Stock
                                                         ----------     ----------     ----------      ----------      ----------
Balance, August 31, 1997                                       --          404,414      7,172,974            --              --
   Issuance of Series A 9% Convertible Preferred
      stock                                                 747,500           --             --              --        $    7,475
   Shares issued upon exercise of options                      --             --           31,250            --              --
   Shares issued in payment of debt                            --             --           14,927            --              --
   Shares issued for the acquisition of TransPacific
    Environmental, Inc.                                        --             --          406,109            --              --
   Shares issued in settlement of litigation                   --             --          144,000            --              --
   Stock options  granted to
    nonemployees for consulting and other  services            --             --             --              --              --
   Treasury shares  acquired                                   --             --             --           (24,250)           --
   Shares reacquired and retired                               --             --           (7,875)           --              --
   Series A Preferred stock  dividends                         --             --             --              --              --
   Net loss                                                    --             --             --              --              --
                                                         ----------     ----------     ----------      ----------      ----------

Balance, August 31, 1998                                    747,500        404,414      7,761,385         (24,250)     $    7,475
                                                         ==========     ==========     ==========      ==========      ==========

                                                                                         Common                          Retained
                                                          Series B                       Stock          Additional       Earnings
                                                         Preferred        Common         Held in         Paid-in       (Accumulated
                                                           Stock          Stock          Treasury        Capital          Deficit)
                                                        ------------   ------------    ------------    ------------    ------------

Balance, August 31, 1997                                $      4,044   $     14,345            --      $ 14,242,065    $  3,259,382
  Issuance of Series A 9% Convertible Preferred
     stock                                                      --             --              --         6,161,869            --
  Shares issued upon exercise of options                        --               63            --            62,437            --
  Shares issued in payment of debt                              --               30            --            70,869            --
  Shares issued for the acquisition of TransPacific
     Environmental, Inc.                                        --              812            --         1,195,030            --
  Shares issued in settlement of litigation                     --              288            --            83,093            --
  Stock options  granted to
   nonemployees for consulting and other  services              --             --              --           187,500            --
  Treasury shares  acquired                                     --             --      $   (118,339)           --              --
  Shares reacquired and retired                                 --              (16)           --           (32,840)           --
  Series A Preferred stock  dividends                           --             --              --              --          (497,276)
  Net loss                                                      --             --              --              --       (15,785,686)
                                                        ------------   ------------    ------------    ------------    ------------

Balance, August 31, 1998                                $      4,044   $     15,522    $   (118,339)   $ 21,970,023    $(13,023,580)
                                                        ============   ============    ============    ============    ============

                                                        Notes
                                                    Receivable on
                                                        Common
                                                        Stock             Total
                                                    -------------     ------------
Balance, August 31, 1997                                     --       $ 17,519,836
  Issuance of Series A 9% Convertible Preferred
     stock                                                   --          6,169,344
  Shares issued upon exercise of options                     --             62,500
  Shares issued in payment of debt                           --             70,899
  Shares issued for the acquisition of TransPacific
     Environmental, Inc.                                     --          1,195,842
  Shares issued in settlement of litigation                  --             83,381
  Stock options  granted to
   nonemployees for consulting and other  services           --            187,500
  Treasury shares  acquired                                  --           (118,339)
  Shares reacquired and retired                              --            (32,856)
  Series A Preferred stock  dividends                        --           (497,276)
  Net loss                                                   --        (15,785,686)
                                                             --       ------------

Balance, August 31, 1998                                     --       $  8,855,145
                                                     ============     ============


The accompanying notes are an integral part of the consolidated financial statements.

                             USA Biomass Corporation

                 Consolidated Statements of Shareholders' Equity
              For the Year Ended December 31, 1999, the Four Month
                       Period Ended December 31, 1998 and
                         The Year Ended August 31, 1998
--------------------------------------------------------------------------------

                                                                                                     Common
                                                         Series A       Series B                     Shares        Series A
                                                        Preferred      Preferred       Common        Held in       Preferred
                                                         Shares          Shares        Shares       Treasury         Stock
                                                        ---------      ---------      ---------     ---------      ---------
Balance, August 31, 1998                                  747,500        404,414      7,761,385       (24,250)     $   7,475
   Share cancellation                                        --          (10,000)          --            --             --
   Net loss                                                  --             --             --            --             --
                                                        ---------      ---------      ---------     ---------      ---------

Balance, December 31, 1998                                747,500        394,414      7,761,385       (24,250)         7,475
   Common shares issued in settlement of debt                --             --          563,527          --             --
   Series B Convertible Preferred shares issued
      for cumulative dividends in arrears                    --           53,846           --            --             --
   Conversion of Series B Convertible Preferred
      shares to common stock                                 --         (448,260)       591,621          --             --
   Common shares issued on exercise of stock options         --             --          585,383          --             --
   Conversion of Series A Convertible Preferred
      shares to common shares                              (5,300)          --            7,940          --              (53)
   Common stock options issued for services                  --             --             --            --             --
   Notes receivable arising from exercise of
       stock options                                         --             --             --            --             --
   Net loss                                                  --             --             --            --             --
                                                        ---------      ---------      ---------     ---------      ---------
Balance, December 31, 1999                                742,200           --        9,509,856       (24,250)     $   7,422
                                                        =========      =========      =========     =========      =========


                                                                                      Common                         Retained
                                                       Series B                       Stock          Additional      Earnings
                                                      Preferred         Common        Held in         Paid-in      (Accumulated
                                                        Stock           Stock         Treasury        Capital         Deficit)
                                                     ------------    ------------   ------------    ------------   ------------
Balance, August 31, 1998                             $      4,044    $     15,522   $   (118,339)   $ 21,970,023   $(13,023,580)
   Share cancellation                                        (100)           --             --               100           --
   Net loss                                                  --              --             --              --       (2,033,064)
                                                     ------------    ------------   ------------    ------------   ------------

Balance, December 31, 1998                                  3,944          15,522       (118,339)     21,970,123    (15,056,644)
   Common shares issued in settlement of debt                --             1,127           --         1,728,693           --
   Series B Convertible Preferred  shares issued
      for cumulative dividends in arrears                     538            --             --           537,921       (538,459)
   Conversion of Series B Convertible Preferred
      shares  to common shares                             (4,482)          1,183           --             3,299           --
   Common shares issued on exercise of stock options         --             1,170           --           977,941           --
   Conversion of Series A Convertible Preferred
       shares to common  shares                              --                16           --                37           --
   Common stock options issued for services                  --              --             --            17,175           --
   Notes receivable arising from exercise of
       stock options                                         --              --             --              --             --
   Net loss                                                  --              --             --              --       (9,186,746)
                                                     ------------    ------------   ------------    ------------   ------------
Balance, December 31, 1999                                   --      $     19,018   $   (118,339)   $ 25,235,189   $(24,781,849)
                                                     ============    ============   ============    ============   ============


                                                           Notes
                                                       Receivable on
                                                          Common
                                                           Stock            Total
                                                       -------------     -----------
Balance, August 31, 1998                                $      --        $ 8,855,145
   Share cancellation                                          --               --
   Net loss                                                    --         (2,033,064)
                                                        -----------      -----------

Balance, December 31, 1998                                     --          6,822,081
   Common shares issued in settlement of debt                  --          1,729,820
   Series B Convertible Preferred shares issued
      for cumulative dividends in arrears                      --               --
   Conversion of Series B Convertible Preferred
      stock  to common stock                                   --               --
   Common stock issued on exercise of stock options            --            979,111
   Conversion of Series A Convertible Preferred
      shares  to common shares                                 --               --
   Common stock options issued for services                    --             17,175
   Notes receivable arising from exercise of
       stock options                                       (102,500)        (102,500)
   Net loss                                                    --         (9,186,746)
                                                        -----------      -----------
Balance, December 31, 1999                              $  (102,500)     $   258,941
                                                        ===========      ===========


The accompanying notes are an integral part of the consolidated financial statements.

                             USA Biomass Corporation

                      Consolidated Statements of Cash Flows
              For the Year Ended December 31, 1999, the Four Month
                       Period Ended December 31, 1998 and
                         The Year Ended August 31, 1998
--------------------------------------------------------------------------------

                                                                                        For the Four Month
                                                                   For the Year Ended     Period Ended        For the Year Ended
                                                                    December 31, 1999   December 31, 1998      August 31, 1998
                                                                   ------------------   ------------------    ------------------
Cash flows from operating activities:
      Net loss                                                         $ (9,186,746)       $ (2,033,064)       $(15,785,686)
       Deduct loss from discontinued
       operations                                                         7,452,029             814,550           9,946,882
                                                                       ------------        ------------        ------------
      Net loss from continuing operations                                (1,734,717)         (1,218,514)         (5,838,804)
      Adjustments to reconcile net loss to net

      Cash used in operating activities:
           Depreciation                                                     958,929             268,658             316,229
           Amortization                                                      49,999              16,666              41,668
           Provision for uncollectible accounts                              50,580              14,985                --
           Loss on impairment of assets                                     141,050                --             1,971,123
           Loss on sale of assets, net                                      187,258                --               365,990
           Provision for settlement expense                                    --                  --               112,129
           Stock options granted to nonemployees
              for consulting and other services                                --                  --               187,500
           Stock Compensation                                                17,175                --                  --
           Issuance of common stock for accrued interest expense             55,376                --                  --
           Reduction of accrued remediation costs                          (254,496)               --                  --
      Decrease   (increase)  in  assets,   net  of  effect  of   acquisition  of
         TransPacific Environmental, Inc.:
           Cash held in escrow                                             (617,176)               --                  --
           Cash held in trust                                              (203,891)               --                  --
           Accounts receivable                                             (387,029)           (205,621)            (97,855)
           Income taxes recoverable                                         292,639                --              (292,639)
           Other current assets                                             293,706              57,625             710,093
           Due from related parties                                            --                  --               239,887
           Other assets                                                      95,682             (97,464)              2,782
      Increase  (decrease)  in  liabilities,  net of  effect of  acquisition  of
        TransPacific Environmental, Inc.:
           Accounts payable                                                (144,759)            678,193             106,421
           Payroll and payroll taxes payable                               (258,685)           (174,307)             87,557
           Accrued remediation costs                                        (71,696)               --              (507,000)
           Income taxes payable                                              13,110             331,632          (1,033,200)
           Accrued interest payable                                         243,921             143,526            (181,583)
           Deferred taxes                                                      --                  --               (55,894)
           Payable to affiliates                                           (412,694)            105,518                --
                                                                       ------------        ------------        ------------
Net cash used in operating activities of
   continuing operations                                                 (1,685,718)            (79,103)         (3,865,596)


Net cash used in operating activities of
   discontinued operations                                                 (640,801)         (1,193,334)         (6,105,493)
                                                                       ------------        ------------        ------------

Cash used in operating activities                                      $ (2,326,519)       $ (1,272,437)       $ (9,971,089)
                                                                       ------------        ------------        ------------

The accompanying notes are an integral part of the consolidated financial statements.

                             USA Biomass Corporation

                      Consolidated Statements of Cash Flows
              For the Year Ended December 31, 1999, the Four Month
                       Period Ended December 31, 1998 and
                         The Year Ended August 31, 1998
--------------------------------------------------------------------------------

                                                                                     For the Four Month
                                                                For the Year Ended      Period Ended      For the Year Ended
                                                                 December 31, 1999    December 31, 1998    August 31, 1998
                                                                ------------------   ------------------   ------------------
Cash flows provided by (used in) investing activities:
      Purchases of property and equipment                           $  (123,008)       $  (512,285)       $  (142,777)
      Proceeds  from the sale of a note receivable                    2,462,347               --                 --
      Proceeds from sales of property and equipment                     132,084               --              101,393
      Acquisition of TransPacific Environmental, Inc., net of
        cash acquired                                                      --                 --             (398,154)
                                                                    -----------        -----------        -----------
Net cash provided by (used in)investing activities of
   continuing operations                                              2,471,423           (512,285)          (439,538)

Net cash provided by investing activities
   of discontinued operations                                           963,676               --            4,199,029
                                                                    -----------        -----------        -----------

Cash provided by (used in) investing  activities                      3,435,099           (512,285)         3,759,491
                                                                    -----------        -----------        -----------

Cash flows provided by (used in) financing activities:

      Proceeds from lines of credit                                      15,000            625,000            249,610
      Proceeds from notes and loans                                        --            1,464,289          2,229,065
      Repayment of notes and loans                                     (574,280)          (387,349)        (3,098,801)
      Repayment of capital lease obligations                           (589,444)           (63,511)          (442,340)
      Proceeds from exercise of options                                 200,000               --                 --
      Repayment of notes and  loans - affiliates                        (52,900)            85,815               --
      Dividends paid on Series A Preferred stock                           --                 --             (497,276)
      Acquisition of treasury shares                                       --                 --             (118,339)
      Net proceeds from issuance of Series A
        Preferred shares                                                   --                 --            6,169,344
      Purchase and retirement of common stock                              --                 --              (32,856)
      Exercise of stock options                                            --                 --               62,500
                                                                    -----------        -----------        -----------

Net cash provided by (used in) financing activities of
   continuing operations                                             (1,001,624)         1,724,244          4,520,907

Net cash provided by (used in) financing activities of
   discontinued operations                                             (333,598)              --            2,338,596
                                                                    -----------        -----------        -----------

Cash provided by (used in) financing activities                      (1,335,222)         1,724,244          6,859,503
                                                                    -----------        -----------        -----------

Net increase (decrease) in cash                                        (226,642)           (60,478)           647,905

Cash and equivalents at beginning of  period                            767,293            827,771            179,866
                                                                    -----------        -----------        -----------

Cash and equivalents at end of  period                              $   540,651        $   767,293        $   827,771
                                                                    ===========        ===========        ===========

The accompanying notes are an integral part of the consolidated financial statements.

                             USA Biomass Corporation

                      Consolidated Statements of Cash Flows
              For the Year Ended December 31, 1999, the Four Month
                       Period Ended December 31, 1998 and
                         The Year Ended August 31, 1998
--------------------------------------------------------------------------------

                Supplemental Disclosures of Cash Flow Information

                                                         For the Four Month
                                   For the Year Ended      Period Ended       For the Year Ended
                                    December 31, 1999    December 31, 1998     August 31, 1998
                                   ------------------   -------------------   ------------------
Cash paid during the period for:
      Interest:
        Continuing operations           $1,196,703          $  189,382           $  838,066
        Discontinued operations            582,927             383,999              521,191
                                        ----------          ----------           ----------
                                        $1,779,630          $  573,381           $1,359,257
                                        ==========          ==========           ==========
      Income taxes                            --                  --             $  332,589
                                        ==========          ==========           ==========


                            Supplemental Schedule of
      Non-Cash Investing and Financing  Activities of Continuing  Operations
            Satisfaction of debt through issuance of stock:
      Liabilities satisfied                           $ 1,674,442        --       $    70,899
      Common shares issued                            $(1,674,442)       --           (70,899)
Dividends on Preferred Stock:
      Additional paid in capital                      $   538,459        --              --
      Reduction in retained earnings                  $  (538,459)       --              --
Exercise of stock options:
      Reduction of liabilities                            676,613        --              --
      Common shares issued                               (676,613)       --              --
Retirement of line of credit:
      Line of credit satisfied                            249,610        --              --
      Increase in loans payable                          (249,610)       --              --
 Conversion of preferred shares to common shares:
      Preferred shares converted                            4,535        --              --
      Common shares issued                                 (4,535)       --              --
Issuance of note receivable on common stock:
      Receivable on common stock                          102,500        --              --
      Common shares issued                               (102,500)       --              --


The accompanying notes are an integral part of the consolidated financial statements.

                             USA Biomass Corporation

                      Consolidated Statements of Cash Flows
           For the Year Ended December 31, 1999, the Four Month Period
                           Ended December 31, 1998 and
                         The Year Ended August 31, 1998
--------------------------------------------------------------------------------

                            Supplemental Schedule of
 Non-Cash Investing and Financing Activities of Continuing Operations, Continued

                                                                                            For the Four Month
                                                                       For the Year Ended      Period Ended      For the Year Ended
                                                                        December 31, 1999    December 31, 1998     August 31, 1998
                                                                       ------------------   ------------------   ------------------
Assets disposed of in non-cash transaction:
      Assets disposed                                                        $  (725,784)              --                 --
      Liabilities satisfied                                                      725,784               --                 --
Assets acquired in non-cash transactions:
      Assets acquired                                                            853,691        $ 5,141,152        $ 1,141,225
      Receivables from related parties                                              --                 --              815,184
      Capital lease obligations incurred                                          65,744         (2,969,244)          (727,610)
      Liabilities incurred                                                       787,947         (2,171,908)          (413,615)
      Liability to officer incurred                                                 --                 --             (815,184)

Settlement liability assumed by an affiliate:
      Liability to estate of former officer                                         --                 --          $  (283,388)
      Receivable from  affiliates                                                   --                 --              283,388

Purchase of all the capital stock of TransPacific Environmental, Inc.:
      Fair value of assets acquired                                                 --                 --          $ 2,260,933
      Less:
           Cash paid                                                                --                 --             (411,207)
           Common shares issued                                                     --                 --           (1,195,842)
           Liabilities assumed                                                      --                 --          $  (653,884)

Included in the net liabilities  assumed were the following operating assets and liabilities:
      Cash                                                                          --                 --          $    13,053
      Accounts receivable                                                           --                 --              116,235
      Other current assets                                                          --                 --               48,531
      Other assets                                                                  --                 --                2,230
      Accounts payable                                                              --                 --             (679,283)
      Notes payable                                                                 --                 --             (154,650)

The accompanying notes are an integral part of the consolidated financial statements.

                             USA Biomass Corporation

                 Notes to the Consolidated Financial Statements
           For the Year Ended December 31, 1999, the Four Month Period
                           Ended December 31, 1998 and
                         The Year Ended August 31, 1998
--------------------------------------------------------------------------------

1.   Description of the Company's Business

     The operations of USA Biomass Corporation (the "Company"), a Delaware corporation, consist of clean green waste processing ("biomass"), and waste transportation, which commenced in October 1998. These activities take place exclusively in Southern California. In January 1999, the Company changed its year end to December 31.

     During the year ended August 31, 1998, the Company commenced its biomass operations, and in December 1998, the Company's Board of Directors adopted a plan to discontinue its agribusiness and real estate activities (Note 4). After a one year period, the Company has completed a majority of the steps necessary to transition from its historical activities to its current segments. Although this has resulted in the recognition of significant losses in the periods, the Company believes that the combination of its long term waste transportation contracts, its growing biomass operations, and the preferred stock offering and acquisition of American Waste Transport in the first quarter of 2000 will enable it to successfully compete in its current lines of business.

2.   Summary of Significant Accounting Policies

     Principles of Consolidation

     The consolidated financial statements include the accounts of USA Biomass Corporation and its subsidiaries. USA Waste Transport, USA Biomass-Greenwaste, Inc., TransPacific Environmental Inc., and AMCOR Biomass Farms, LLC (99% owned), are the Company's continuing operating subsidiaries. Sun Goddess Farms, Inc., AMCOR Properties, Inc., Las Palomas Country Club Estates, LLC (99% owned) and AMCOR Builders, LLC (99% owned) are discontinued operations. All significant intercompany transactions have been eliminated.

     Assets of discontinued operations are recorded at their estimated net realizable value (Note 4).

     Revenue Recognition

     Revenues are recognized on the accrual method at the time the related services are performed.

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and Equivalents

     Cash and equivalents include short-term, highly liquid instruments with original maturities of three months or less.

     Accounts Receivable

     The Company grants credit to customers substantially all of whom are in the waste industry. The Company performs credit evaluations of its customers and, generally, requires no collateral. The Company's ability to generate revenues and collect amounts due from customers is affected by economic fluctuations in the waste industry.

                             USA Biomass Corporation

                 Notes to the Consolidated Financial Statements
           For the Year Ended December 31, 1999, the Four Month Period
                           Ended December 31, 1998 and
                       For The Year Ended August 31, 1998
--------------------------------------------------------------------------------

2.   Summary of Significant Accounting Policies, Continued

     Accounts Receivable, Continued

     The Company uses the allowance method to account for uncollectible accounts receivable. The Company's estimate is based on historical collection experience and a review of the current status of trade accounts receivable. It is reasonably possible that the Company's estimate of the allowance for doubtful accounts will change.

     Property and Equipment

     Property and equipment are recorded at cost and are depreciated using the straight-line method over the expected useful lives noted below.

                                                         Estimated Useful
                                                                            Life
                                                         ----------------
           Vehicles and equipment                          3-10 years
           Office furniture and equipment                  3-10 years
           Buildings                                         30 years

     Leasehold improvements are amortized over the shorter of the life of the assets or the life of the related lease.

     Intangible Assets

     Intangible assets include licenses, lease agreements and customer lists. Intangible assets are amortized using the straight-line method over a period of 10 years. Regularly, the Company assesses the intangible assets for impairment based on recoverability of the balances from expected future operating cash flows on an undiscounted basis (Note 8).

     Long Lived Assets

     Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The estimated undiscounted cash flows associated with the assets are compared to the carrying amounts to determine if a writedown to fair value is required.

     As a result of the Company's review and assessment, and based upon the best information available in the circumstances, including independent appraisals, at December 31, 1999 and August 31, 1998 the Company determined that the carrying amounts of certain assets exceeded the fair value of such assets (Note 7).

                             USA Biomass Corporation

                 Notes to the Consolidated Financial Statements
           For the Year Ended December 31, 1999, the Four Month Period
                           Ended December 31, 1998 and
                         The Year Ended August 31, 1998
--------------------------------------------------------------------------------


2.   Summary of Significant Accounting Policies, Continued

     Stock Based Compensation

     Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee and nonemployee compensation plans.

     The Company continues to account for stock-based employee compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees as permitted by SFAS 123. Compensation cost for stock options, if any, is measured as the excess of the quoted market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. Compensation cost is recorded over the requisite vesting periods based on the market value on the date of grant.

     New Accounting Pronouncement

     In June 1998, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging
     Activities, which establishes accounting and reporting standards for derivative instruments. This Statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. In June 1999, the FASB issued SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133, which postponed the adoption date of SFAS 133. As such, the Company is not required to adopt the new Statement until the year 2001. The Company is currently evaluating the effect that implementation of the new standard will have on its results of operations and financial position.

3.   Cash Held in Escrow and in Trust

     At December 31, 1999, the Company had funds held in an escrow account resulting from the sale of farmland from its discontinued agribusiness operations. The funds were held in escrow pending the Company's ability to secure a certain note payable release. In February 2000, the note payable release was obtained and the cash was released from the escrow account.

     At December 31, 1999, the Company had cash held in trust with an attorney to be used in the resolution of certain liabilities.

                             USA Biomass Corporation

                 Notes to the Consolidated Financial Statements
           For the Year Ended December 31, 1999, the Four Month Period
                           Ended December 31, 1998 and
                         The Year Ended August 31, 1998
--------------------------------------------------------------------------------

4.   Discontinued Operations

     On December 22, 1998 , the Company adopted a plan to dispose of its agribusiness and real estate operations. In October 1999, the Company transferred substantially all of its remaining real estate assets and related liabilities to AMCOR Financial Corp. ("AFC"), a then wholly owned subsidiary. In January 2000, the Company distributed to its common and preferred shareholders all of its AFC common shares. The Company has disputes with AFC regarding the nature and amount of assets and liabilities transferred to AFC. Further, all the regulatory requirements related to the distribution of the AFC shares to the Company's shareholders may not have been satisfied. As a result, the Company continues to record its investment related to these real estate assets as net assets of discontinued operations in the consolidated balance sheets.

     At August 31, 1998 estimated losses of approximately $1,543,000 anticipated on sales of discontinued operations and estimated operating losses of approximately $1,336,000 for the period from August 31, 1998 through the estimated dates of disposition of discontinued operations, currently expected to be December 31, 2000, were included in the estimated loss on disposal of discontinued operations. Additional losses on the dispositions of discontinued operations of $5,346,328 and $814,550 were recorded in the year ended December 31, 1999 and the four months ended December 31, 1998 due to asset sales at less than expected amounts and diminished appraised values resulting from slower than expected sales.

     Selected information for the discontinued agribusiness and real estate operations is presented below.

                                      For the Year Ended December 31, 1999
                             ---------------------------------------------------
                              Agribusiness        Real Estate        Total
                             ---------------   ---------------   ---------------
     Revenues                $    221,793      $    869,000      $   1,090,793
                             ===============   ===============   ===============

     Operating income (loss) $    489,763      $  1,615,938      $   2,105,701
                             ===============   ===============   ===============

     Loss on disposal        $    158,636      $  5,187,692      $   5,346,328
                             ===============   ===============   ===============

                             USA Biomass Corporation

                 Notes to the Consolidated Financial Statements
           For the Year Ended December 31, 1999, the Four Month Period
                           Ended December 31, 1998 and
                         The Year Ended August 31, 1998
--------------------------------------------------------------------------------


4.    Discontinued Operations, Continued

                             For the Four Month Period Ended December 31, 1998
                             -------------------------------------------------
                             Agribusiness      Real Estate          Total
                             ------------      ------------      ------------
     Revenues                        --                --                --
                             ============      ============      ============
     Operating income (loss)         --                --                --
                             ============      ============      ============

     Loss on disposal                --        $    814,550      $    814,550
                             ============      ============      ============

                                       For the Year Ended August 31, 1998
                             ------------------------------------------------
                             Agribusiness      Real Estate          Total
                             ------------      ------------      ------------
     Revenues                $  6,057,166      $ 12,304,686      $ 18,361,852
                             ============      ============      ============
     Operating loss          $ (1,989,554)     $ (1,554,930)     $ (2,878,882)
                             ============      ============      ============
     Loss on disposal        $ (1,323,883)     $ (1,554,930)     $ (2,878,813)
                             ============      ============      ============


     At December 31, 1999, the remaining assets of the discontinued operations are the Company's receivable from a partnership that owned a golf course sold in foreclosure in February 2000, certain housing development land in Texas, and a 50% interest in PS III Farms, LLC, which owns 6,490 acres that it leases to a limited liability company owned by the other 50% venture partner. The lease has a remaining term of nine months and has been extended for an additional five years. The primary crop grown on the Oregon farm is potatoes. The real estate assets have been pledged as collateral on notes payable on which the Company is primarily liable totaling $4,887,402 at December 31, 1999, which is included in the net assets of discontinued operations. Of this amount, $3,048,070 was collateralized by a golf course upon which the lender foreclosed in February 2000. The lender notified the Company that a deficiency of $1,600,000 exists after the foreclosure and in April 2000 filed a related lawsuit.


5.   Amounts Due to/Due from Affiliates

     Amounts due to/due from affiliates relate to the activities of a partnership, Enterprise Packing Company ("EPC"), the partners of which are two officers who are also shareholders and directors of the Company. The amount due from the partnership represents the net of advances to and other transactions with the partnership and bears interest at 8% per annum.

     Offset of Guarantee Fees

     The partners of EPC have from time to time provided their personal guarantees to lenders who required the guarantees as necessary conditions to lending the Company various amounts, which over time aggregated approximately $11,750,000. During the year ended August 31, 1998, as partial satisfaction of amounts that EPC owed the Company, the partners of EPC assigned and offset their rights to receive earned loan guarantee fees totaling $548,500, which is included in discontinued operations.

                             USA Biomass Corporation

                 Notes to the Consolidated Financial Statements
           For the Year Ended December 31, 1999, the Four Month Period
                           Ended December 31, 1998 and
                         The Year Ended August 31, 1998
--------------------------------------------------------------------------------

5.   Amounts Due to/Due from Affiliates , Continued

     Assignment of Priority Receivable

     During the year ended August 31, 1998, EPC assigned its right to its priority receivable from a partnership to the Company in the amount of $428,841 as partial satisfaction of its amount owed to the Company. This receivable is included in discontinued operations.

     Exercise of Options

     During the year ended December 31, 1999, the Company made advances to EPC of approximately $100,000, and the two officers exercised options to purchase 422,883 shares of the Company's common stock. The exercise price of the purchased shares was paid through the cancellation of $676,613 of amounts due the officers by the Company.

6.   Note Receivable

     The note receivable at December 31, 1998 resulted from sale of a portion of the assets of the Company's discontinued operations. In August 1999, the Company sold this note. The terms of this sale provide for the Company to receive up to an additional $500,000 if the note is paid by August 2000. After the August 2000 date, this amount decreases monthly until July 2002. If the note is paid after July 2002, the Company will not realize any additional amounts. Any additional amounts received will be recorded as income when received.

7.   Property and Equipment

     Property and equipment consists of the following:


                                                                   December 31,
                                                           --------------------------
                                                               1999           1998
                                                           -----------    -----------
     Vehicles and equipment                                $ 6,548,131    $ 7,139,065
     Office furniture and equipment                             32,971         21,859
     Leasehold improvements                                     13,686         68,244
     Buildings                                                 433,043        654,288
     Land                                                    1,804,082      1,814,082
                                                           -----------    -----------

                                                             8,831,913      9,697,538
        Less: accumulated amortization and depreciation     (1,247,873)      (593,092)
                                                           -----------    -----------

     Total property and equipment, net                     $ 7,584,040    $ 9,104,446
                                                           ===========    ===========

                             USA Biomass Corporation

                 Notes to the Consolidated Financial Statements
           For the Year Ended December 31, 1999, the Four Month Period
                           Ended December 31, 1998 and
                       For The Year Ended August 31, 1998
--------------------------------------------------------------------------------


7.   Property and Equipment, Continued

     The  following  is an  analysis  of  property  held  under  capital  leases
     (included in the preceding summaries) with related accumulated depreciation, depreciation expense, and the total depreciation expense of continuing operations:

                                                      December 31,
                                             -----------------------------
                                                1999              1998
                                             -----------       -----------

     Vehicles and equipment                  $ 3,096,035       $ 3,142,256
     Accumulated depreciation                   (518,685)         (133,836)
                                             -----------       -----------

     Total                                   $ 2,577,350       $ 3,008,420
                                             ===========       ===========


                                          For the Four Month
                     For the Year Ended     Period Ended      For the Year Ended
                      December 31, 1999   December 31, 1998    August 31, 1998
                     ------------------   ------------------  ------------------

     Capitalized lease
       depreciation
       expense              $436,913           $ 78,240             $119,934
                            ========           ========             ========

     Total property,
       equipment and
       capital lease
       depreciation
       expense              $958,929           $268,658             $319,229
                            ========           ========             ========


     During the year ended December 31, 1999, the Company sold biomass equipment with a net book amount of $1,055,126 and recognized a loss of $215,258 on the sale of these assets.

     Asset Impairment - General

     During the year ended December 31, 1999, the four month period ended December 31, 1998 and the year ended August 31, 1998, certain assets (tangible and intangible) of the Company were reviewed for impairment as circumstances and situations changed such that there were indications that their carrying amounts were not recoverable.

     Tangible Assets

     In 1999, there were certain pieces of equipment previously utilized by the Company that were determined to no longer be necessary, or the Company significantly changed the manner and extent to which they were used in its biomass operations. When the Company determined that the assets would no longer be utilized, it decided to hold these assets for disposition and ceased recording depreciation expense. In this connection, the Company obtained an appraisal of the fair value less estimated costs of disposal of the equipment and, accordingly, recognized an impairment loss.

                             USA Biomass Corporation

                 Notes to the Consolidated Financial Statements
           For the Year Ended December 31, 1999, the Four Month Period
                           Ended December 31, 1998 and
                       For The Year Ended August 31, 1998
--------------------------------------------------------------------------------

7.   Property and Equipment, Continued

     Intangible Assets

     Subsequent to the acquisition of TransPacific Environmental, Inc. during the year ended August 31, 1998, the Company concluded, based upon its review of values assigned to the acquisition's intangible assets, and in particular the amount assigned to a pending City of Los Angeles curb-side green waste contract that facts and circumstances did not support the initial value ascribed to the contract, and accordingly, the Company recognized an impairment loss.

                                               For the Four Month
                           For the Year Ended     Period Ended     For the Year Ended
                            December 31, 1999  December 31, 1998     August 31, 1998
                           ------------------  ------------------  ------------------
     Impairment loss
       recognized on
       greenwaste equipment    $  141,050              --              $  634,563
     Impairment loss
         recognized on
         the intangible
         assets TPE
         greenwaste contract        --                 --               1,336,560
                               ----------              --              ----------
     Total                     $  141,050              --              $1,971,123
                               ==========         ==========           ==========

8.   Intangible Assets

     Intangible assets associated with the Company are all involved with the green waste segment of the business. The intangible assets are noted below:

                                                         December 31,
                                                   -----------------------
                                                      1999          1998
                                                   ---------     ---------
     Recycling license                             $ 250,000     $ 250,000
     Customer lists                                   50,000        50,000
     Facilities lease                                200,000       200,000
                                                   ---------     ---------

                                                     500,000       500,000
          Less: accumulated amortization            (108,333)      (58,334)
                                                   ---------     ---------

     Intangible assets, net of amortization        $ 391,667     $ 441,666
                                                   =========     =========

     Amortization expense for the year ended December 31, 1999, the four month period ended December 31, 1998, and the year ended August 31, 1998 was $49,999, $16,666, and $41,668, respectively.

                             USA Biomass Corporation

                 Notes to the Consolidated Financial Statements
           For the Year Ended December 31, 1999, the Four Month Period
                           Ended December 31, 1998 and
                         The Year Ended August 31, 1998
--------------------------------------------------------------------------------

9.   Lines of Credit

     Lines of credit consist of the following:

                                                                                          December 31,
                                                                                   -------------------------
                                                                                      1999          1998
                                                                                   ----------    -----------
     Borrowing under a $650,000 line of credit with a bank, interest at prime plus 1.50% (the bank prime was 8.5% and 7.75% at December 31, 1999 and
     1998, respectively). The weighted average interest rates on borrowings outstanding were 9.49% and 9.85% for the years ended December 31, 1999 and for the four month period ended December 31, 1998, respectively,
     collateralized by all assets of the Company, and due June 30, 2000            $  640,000    $   625,000

     Borrowing  under a $250,000  line of credit with a bank,  interest at prime plus 2% (the bank  prime was 7.75% at  December  31,  1998).  The  weighted average interest rate on borrowings outstanding was 10.35% for the four
     month period ended December 31, 1998, paid in full during 1999                       --         249,610
                                                                                   ----------    -----------

     Total                                                                            640,000        874,610

          Less: current portion                                                      (640,000)      (874,610)
                                                                                   ----------    -----------

     Total noncurrent                                                                     --            --
                                                                                   ==========    ===========

10.  Notes Payable

     Notes payable consist of the following:

     Notes Payable to Affiliates:

     Uncollateralized

     Notes  payable,  with  effective  interest rates ranging from 6% to 12% per annum. The notes with an aggregate principal amount of $175,000 are payable to  individuals  who are investors in limited  partnerships  managed by the
     Company and are in default and classified as current. A note of $210,815 is due to the spouse of a director,  who is also a major  shareholder,  and is due January 2, 2001. Notes of $15,713 and $810,152 are payable to
     affiliated partnerships managed by the Company.                               $1,211,681    $ 2,495,284

     Note payable to an employee, with interest at 8% per annum,
     converted into common stock in November 1999.                                        --         370,189
                                                                                   ----------    -----------

           Total due to affiliates                                                  1,211,681      2,865,473

                Less: current portion                                                (190,714)    (2,268,053)
                                                                                   ----------    -----------

           Total noncurrent due to affiliates                                      $1,020,967    $   597,420
                                                                                   ==========    ===========

                             USA Biomass Corporation

                 Notes to the Consolidated Financial Statements
           For the Year Ended December 31, 1999, the Four Month Period
                           Ended December 31, 1998 and
                         The Year Ended August 31, 1998
--------------------------------------------------------------------------------


10.  Notes Payable, Continued

     Notes Payable to Third Parties:

     Uncollateralized

                                                                                           December 31,
                                                                                    --------------------------
                                                                                       1999           1998
                                                                                    -----------    -----------
     Note payable,  with interest at 8% per annum with monthly payments of
     $11,182, paid in 1999                                                                  --     $    46,011
                                                                                    -----------    -----------

     Total due to third parties - uncollateralized                                          --          46,011
                                                                                    -----------    -----------

     Collateralized

     Notes payable to individuals, paid in April 2000                               $    31,723        296,164

     Notes payable, collateralized by a vehicle, with interest at 9.50% per
     annum. The note is due in February 2004, with monthly payments of $714              29,396            --

     Note payable, collateralized by a note receivable, with interest at 12.25%.
     This note was paid in September 1999                                                   --       4,000,000

     Note  payable,  collateralized  by Company's  Bell Gardens  facility,  with interest at Wall Street Journal Prime plus 1% per annum,  (8.5% at December
     31,1999). The note is due in December 2003, with monthly principal payments
     of $8,098                                                                          780,372        800,000

     Notes payable, collateralized by equipment with interest ranging from 8% to
     18.7% per annum. Maturity dates range from December 1999 to June 2004            2,219,514      2,099,578
                                                                                    -----------    -----------

     Total due to third parties - collateralized                                      3,061,005      7,195,742
                                                                                    -----------    -----------
     Total due to third parties                                                       3,061,005      7,241,753

         Less: current portion                                                         (727,717)      (979,954)
                                                                                    -----------    -----------

         Total noncurrent  due to third parties                                     $ 2,333,288    $ 6,261,799
                                                                                    ===========    ===========

                             USA Biomass Corporation

                 Notes to the Consolidated Financial Statements
           For the Year Ended December 31, 1999, the Four Month Period
                           Ended December 31, 1998 and
                         The Year Ended August 31, 1998
--------------------------------------------------------------------------------

10.  Notes Payable, Continued

     Maturities of notes payable for the years ending December 31:

                2000                                             $  918,431
                2001                                              1,597,388
                2002                                                682,609
                2003                                                349,915
                2004 and thereafter                                 724,343

11.  Obligations Under Capital Leases


     The Company leases vehicles and equipment under long-term noncancellable capital leases. Obligations under capital leases consist of the following:

                                                                                            December 31,
                                                                                    --------------------------
                                                                                        1999          1998
                                                                                    -----------    -----------
     Capital leases with  effective  interest rates of 9.5% and 9.75% per annum, with aggregate monthly principal and interest payments of $3,545 through
     December 1998                                                                          --     $     7,924

     Capital lease with an effective interest rate of
     8.5% per annum, with monthly  principal and
     interest payments of $1,525 through September 2002                             $    36,737         49,960

     Capital  leases with interest  ranging from 9.1% to 12.62% per annum,  with monthly principal and interest payments ranging from $924 to $5,564,  which aggregate $21,515. Maturity dates range from
     August 2000 to June 2001                                                           302,021        518,464

     Capital  leases with an effective  interest  rate of 8.75% per annum,  with monthly  principal  and interest  payments  ranging from $4,125 to $15,044, which aggregate $54,779. Maturity dates range from
     October to December 2003                                                         2,636,259      2,998,728

     Capital  leases with interest  ranging from 7.60% to 8.50% per annum,  with monthly  principal and interest  payments  ranging from $394 to $488, which aggregate $1,329. Maturity dates range from
     September to November 2004                                                          64,638            --

                             USA Biomass Corporation

                 Notes to the Consolidated Financial Statements
           For the Year Ended December 31, 1999, the Four Month Period
                           Ended December 31, 1998 and
                         The Year Ended August 31, 1998
--------------------------------------------------------------------------------


11.  Obligations Under Capital Leases, Continued

                                                                                          December 31,
                                                                                    --------------------------
                                                                                        1999          1998
                                                                                    -----------    -----------
     Capital  leases  with  interest  ranging  from 7.8% to 17% per annum,  with monthly  principal  and  interest  payments  ranging from $1,040 to $6,691, which aggregate $16,426. Maturity dates range from
     February 2001 to March 2003                                                    $   321,933    $   622,614
                                                                                    -----------    -----------

     Total obligations under capital leases                                         $ 3,361,588    $ 4,197,690
                                                                                    ===========    ===========


     Future minimum lease payments under capital leases at December 31, 1999 are as follows:



           2000                                                                                    $ 1,063,752
           2001                                                                                        992,565
           2002                                                                                        683,799
           2003                                                                                      1,256,787
           2004                                                                                         14,920
                                                                                                   -----------

           Total minimum lease payments                                                              4,011,823

          Less: amount representing interest at the incremental borrowing
             rate                                                                                     (650,235)
                                                                                                   -----------

     Present value of minimum lease payments                                                         3,361,588

          Less: current maturities                                                                    (809,690)
                                                                                                   -----------

     Obligations under capital leases, long-term                                                   $ 2,551,898
                                                                                                   ===========

                             USA Biomass Corporation

                 Notes to the Consolidated Financial Statements
           For the Year Ended December 31, 1999, the Four Month Period
                           Ended December 31, 1998 and
                         The Year Ended August 31, 1998
--------------------------------------------------------------------------------

12.  Income Taxes

     The components of the provision for income taxes are as follows:


                                                                    For the Four Month
                                              For the Year Ended        Period Ended       For the Year Ended
                                              December 31, 1999      December 31, 1998       August 31, 1998
                                              ------------------    ------------------     ------------------
     Current tax expense (benefit):

           Federal                                        --                   --             $  (995,904)
           State                                  $     3,200          $     3,200                  3,323
                                                  -----------          -----------            -----------
                                                        3,200                3,200               (992,581)
                                                  -----------          -----------            -----------
        Deferred tax expense (benefit):
           Federal                                        --                   --                (240,381)
           State                                          --                   --                 184,487
                                                  -----------          -----------            -----------
                                                          --                   --                 (55,894)
                                                  -----------          -----------            -----------

         Total provision (benefit)                $     3,200          $     3,200            $(1,048,475)
                                                  ===========          ===========            ===========

        Provision (benefit) allocated to:

        Discontinued operations                           --                   --                     --
        Loss on disposal of discontinued
           operations                                     --                   --                     --
        Continuing operations                     $     3,200          $     3,200            $(1,048,475)
                                                  -----------          -----------            -----------

        Total provision (benefit)                 $     3,200          $     3,200            $(1,048,475)

                                                  ===========          ===========            ===========


     The deferred tax benefit for federal income tax purposes is primarily due to the utilization of the net operating loss to offset prior years' income taxes. The deferred tax expense for state income tax purposes is primarily due to the establishment of a valuation allowance in fiscal year 1998 for the state deferred tax asset recognized in fiscal year 1997.

     The income tax benefit for the year ended August 31, 1998 is allocated to loss from continuing operations as the tax benefit arising from the loss from continuing operations is the same as the benefit arising from the aggregate of all losses from operations. Consequently, no incremental tax benefit remains for allocation to the loss from discontinued operations or loss on disposal of discontinued operations.

                             USA Biomass Corporation

                 Notes to the Consolidated Financial Statements
           For the Year Ended December 31, 1999, the Four Month Period
                           Ended December 31, 1998 and
                         The Year Ended August 31, 1998
--------------------------------------------------------------------------------

12.  Income Taxes, Continued

     Significant components of the Company's deferred income tax assets and liabilities are as follows:


                                                                       December 31,
                                                              --------------------------
                                                                   1999           1998
                                                              -----------    -----------
     Deferred income tax assets:

         Depreciation                                         $    42,427           --
         Net operating loss carryforward                        8,767,232    $ 2,822,273
         Nondeductible writedowns related to discontinued
            operations                                            282,954      3,331,355
         State tax credit carryforward                               --          250,462
         Other                                                      7,086          7,086
                                                              -----------    -----------

     Total deferred income tax assets                           9,099,699      6,411,176
         Valuation allowance                                   (8,689,700)    (5,722,651)
                                                              -----------    -----------

     Net deferred income tax asset                            $   409,999    $   688,525
                                                              ===========    ===========

     Deferred income tax liability:

         Depreciation                                                --      $   350,917
         Partnership loss                                     $   409,999        337,608
                                                              -----------    -----------
            Total deferred income tax liability                   409,999        688,525
                                                              -----------    -----------

     Net deferred income tax liability                               --             --
                                                              ===========    ===========



     The Company, based upon its recent history of losses and management's assessment of when operations are anticipated to generate taxable income, has concluded that it is more likely than not that none of the net deferred income tax assets will be realized through future taxable earnings and has established a valuation allowance for them.

     The valuation allowances increased $2,967,049, $507,281, and $5,215,370 during the year ended December 31, 1999, the four months ended December 31, 1998, and the year ended August 31, 1998, respectively.

                             USA Biomass Corporation

                 Notes to the Consolidated Financial Statements
           For the Year Ended December 31, 1999, the Four Month Period
                           Ended December 31, 1998 and
                         The Year Ended August 31, 1998
--------------------------------------------------------------------------------

12.  Income Taxes, Continued

     Reconciliation of the effective tax rate to the U.S. federal statutory income tax rate is as follows:


                                                                      For the Four Month
                                                 For the Year Ended     Period Ended       For the Year Ended
                                                 December 31, 1999    December 31, 1998      August 31, 1998
                                                 ------------------   ------------------   ------------------
       U.S. federal statutory income tax rate         (34.0)%              (34.0)%              (34.0)%
       State tax provision                              0.1                  0.1                  0.7
       Nondeductible writedowns related to
          discontinued operations                       --                   --                   2.7
       Nondeductible penalties                          --                   5.6                  --
       Other                                            0.3                  0.5                  1.0
       Change in valuation allowance                   33.7                 28.0                 23.4
                                                     ------               ------               ------

       Effective income tax rate                        0.1%                 0.2%                (6.2)%
                                                     ======               ======               ======


     The Company had a California Enterprise Zone tax credit carryforward of $250,462. The Company generated the tax credits through its farming operations located in the Coachella Enterprise Zone. The tax credits can only be utilized by generating income in the Enterprise Zone. In the current year, the Company has discontinued all of its operations in the Coachella Enterprise Zone; therefore, the deferred tax asset related to the state tax credit carryforwards has been written off.

     The Company has federal and state net operating loss carryforwards of $22,483,572 and $12,701,550, respectively. The federal and state net operating loss carryforwards will begin to expire in 2018 and 2003, respectively.

13.  Commitments

     The Company leases certain of its biomass facilities and equipment under noncancellable operating leases. Future minimum lease payments under noncancellable operating leases at December 31, 1999 are as follows:

     Continuing Operations

         2000                                                      $109,392
         2001                                                        38,628
                                                                   --------

         Total future minimum lease payments                       $148,020
                                                                   ========

     Rent expense from operating leases related to continuing operations was $150,936 for the year ended December 31, 1999, $74,792 for the four month period ended December 31, 1998, and $240,728 for the year ended August 31, 1998.

                             USA Biomass Corporation

                 Notes to the Consolidated Financial Statements
           For the Year Ended December 31, 1999, the Four Month Period
                           Ended December 31, 1998 and
                         The Year Ended August 31, 1998
--------------------------------------------------------------------------------


13.  Commitments, Continued

     Discontinued Operations

     The costs associated with early termination of operating leases in the real estate operations have been included in loss on disposal of discontinued operations. Contractually required payments relating to these operating leases are as follows:

         2000                                                    $119,616
         2001                                                      12,512
         2002                                                       9,026
         2003                                                       9,026
         2004                                                       3,008
                                                                 --------
         Total future minimum lease payments                     $153,188
                                                                 ========

     Rent expense from operating leases related to discontinued operations was $201,726 for the year ended December 31, 1999, $75,737 for the four month period ended December 31, 1998, and $308,907 for the year ended August 31, 1998.

14.  Contingencies

     Concentrations

     Cash Balances

     The Company maintains cash balances in bank accounts which exceeded federally insured limits by $983,031 and $661,838 at December 31, 1999 and 1998, respectively; however, the Company has not experienced any losses in such accounts.

     Customers

     During the year ended December 31, 1999 and the four months ended December 31, 1998, a single customer accounted for 97% and 99%, respectively, of revenue for the transportation subsidiary and 77% and 48%, respectively of total revenue. This revenue is realized under contracts that have initial terms of 5 years with renewal options up to 10 years. There were no transportation revenues during the year ended August 31, 1998. This customer accounted for 59% and 47% of the total accounts receivable balances at December 31, 1999 and 1998, respectively. No other customers had accounts receivable balances that exceeded 10%.

                             USA Biomass Corporation

                 Notes to the Consolidated Financial Statements
           For the Year Ended December 31, 1999, the Four Month Period
                           Ended December 31, 1998 and
                         The Year Ended August 31, 1998
--------------------------------------------------------------------------------

14.  Contingencies, Continued

     Concentrations, Continued

     Fuel

     During the year ended December 31, 1999 and the four months ended December 31, 1998, the Company purchased 97% and 94% respectively of its fuel from one entity. In all of its transportation contracts, the Company has terms that provide for direct increases or decreases in the hauling rate based upon extraordinary increases or decreases in their cost of fuel.

     Certain Significant Estimates

     Write-down of Equipment

     At August 31, 1998 and December 31, 1999, the Company recognized impairment write-downs of certain specialized equipment previously utilized in its biomass operations. In determining the amount of each impairment, the Company obtained valuations from an independent equipment appraiser. The valuations contemplate the orderly sale of this equipment in, and the existence of, a market for used specialty equipment. Given the unique economic and operational nature of the equipment and the limited market, it is reasonably possible that the Company's estimate of the amount to be realized from the disposition of the equipment to recover its carrying amount will change in the near term. The carrying value of this equipment was $158,850 at December 31, 1999.

     Discontinued Operations

     Discontinued operations include management's best estimates of amounts it expects to realize on the disposition of its real estate operations. These operations include significant estimates of amounts expected to be realized related to completed houses and residential lots held for sale, and receivables due from affiliated real estate limited partnerships. These estimates are based on several factors including values of recent sales of similar properties, and valuations by independent appraisers of real estate. These valuations contemplate sale in an orderly liquidation and assume the existence of a market for all the assets of the discontinued operations, all or any of which may or may not materialize. Consequently, the amounts the Company will ultimately realize could differ materially in the near term from the amounts assumed in arriving at the loss on disposal of the discontinued operations.

15.  Stock Based Compensation Plans

     Under terms of the Company's stock option plans, directors, officers, employees, and certain vendors may be granted options to purchase shares of the Company's common stock at no less than 100% of the market price of the shares on the date the option is granted. Options generally vest over four years and have a maximum term of ten years. At December 31, 1999 and 1998, 606,850 and 982,883 shares, respectively, were reserved for future issuance under the plans.

                             USA Biomass Corporation

                 Notes to the Consolidated Financial Statements
           For the Year Ended December 31, 1999, the Four Month Period
                           Ended December 31, 1998 and
                       For The Year Ended August 31, 1998
--------------------------------------------------------------------------------

15.  Stock Based Compensation Plans, Continued

     A summary of the activity relating to the Company's stock option plans as of December 31, 1999, December 31, 1998 and August 31, 1998, and changes during the periods then ended is presented below:


                                                                       For the Four Month
                                            For the Year Ended           Period Ended             For the Year Ended
                                             December 31, 1999         December 31, 1998            August 31, 1998
                                            -------------------      ----------------------      ----------------------
                                                       Weighted                   Weighted                    Weighted
                                                       Average                    Average                     Average
                                                       Exercise                   Exercise                    Exercise
                                            Shares      Price         Shares       Price          Shares       Price
                                           --------    --------      ---------    ---------      ----------   ---------
     Outstanding at beginning of year       982,883      $2.43       1,012,883        $2.45         656,633       $1.65
     Exercised                             (585,383)      1.62             --           --          (31,250)       2.00
     Granted                                364,350       1.18             --           --          555,000        3.97
     Cancelled/repriced                         --         --          (30,000)        2.81        (150,000)       4.60
     Forfeited                             (155,000)      1.26             --           --          (17,500)       3.14
                                           --------                  ---------                   ----------
     Outstanding at end of year             606,850       2.24         982,883         2.43       1,012,883        2.43
                                           ========                  =========                   ==========

     The following table summarizes information about stock options outstanding at December 31, 1999:

                                                  Weighted Average
                          Outstanding  at      Remaining Contractual     Exercisable at
     Exercise Prices     December 31, 1999        Life (in Years)       December 31, 1999
     ---------------     -----------------     ---------------------    -----------------
       $1.30 - $1.60              98,100                 5                         88,250
                2.00             286,250                 5                        258,439
                3.00             212,500                 8                         43,750
                4.00              10,000                 7                          5,000
                         -----------------                              -----------------
       $1.30 to 4.00             606,850                                          395,439
                         =================                              =================


     SFAS No. 123 requires the use of option valuation models to provide supplemental information regarding options granted after 1994. Pro forma information regarding net income and earnings per share shown below was determined as if the Company had accounted for its employee stock options under the fair value method of that statement.

     The fair value of each option granted was estimated at the date of grant using the Black-Scholes option pricing model (the "BSOPM") with the following weighted average assumptions used for grants in the years ended December 31, 1999 and August 31, 1998, respectively: dividend yield of 0% for both years; expected volatility of 0.96 and 1.17, respectively;
     risk-free interest rate of 5.57% and 4.90%, respectively; and expected contractual life of 10 years for both years. The weighted average fair value of options granted during the years ended December 31, 1999 and August 31, 1998 was $1.96 and $3.07, respectively. There were no grants during the four month period ended December 31, 1998.

                             USA Biomass Corporation

                 Notes to the Consolidated Financial Statements
           For the Year Ended December 31, 1999, the Four Month Period
                           Ended December 31, 1998 and
                       For The Year Ended August 31, 1998
--------------------------------------------------------------------------------

15.  Stock Based Compensation Plans, Continued

     The BSOPM was developed for use in estimating the fair value of traded options. The Company's employee stock options have characteristics significantly different from those of traded options such as vesting restrictions and extremely limited transferability. In addition, the assumptions used in option valuation models are highly subjective, particularly the expected stock price volatility of the underlying stock. Because changes in these subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not provide a reliable single measure of the fair value of its employee stock options.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized over the options' vesting periods. The pro forma effect on net loss for the periods presented is not representative of the pro forma effect on net loss in future years because it does not take into consideration pro forma compensation expense related to grants made prior to 1994. The Company's pro forma information is as follows:

                                                                             For the Four Month
                                                     For the Year Ended         Period Ended        For the Year Ended
                                                      December 31, 1999       December 31, 1998       August 31, 1998
                                                     -------------------    --------------------    ------------------
       Net loss, as reported                               $9,186,746            $2,033,064             $15,785,686
       Net loss, pro forma                                 $9,565,709            $2,069,014             $16,803,346
       Basic and diluted loss per share, as reported       $     1.35            $     0.31             $      2.19
       Basic and diluted loss per share, pro forma         $     1.40            $     0.31             $      2.21


     Common stock warrants issued in the periods presented to non-employees for services rendered primarily under consulting agreements are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.

                             USA Biomass Corporation

                 Notes to the Consolidated Financial Statements
           For the Year Ended December 31, 1999, the Four Month Period
                           Ended December 31, 1998 and
                       For The Year Ended August 31, 1998
--------------------------------------------------------------------------------

15.  Stock Based Compensation Plans, Continued

     A summary of the activity relating to warrants as of December 31, 1999 and 1998, and changes during the year ended December 31, 1999, the four month period ended December 31, 1998 and the year ended August 31, 1998 is presented below:

                                                                        For the Four Month
                                               For the Year Ended          Period Ended          For the Year Ended
                                                December 31, 1999        December 31, 1998        August 31, 1998
                                               -------------------     ----------------------    -------------------
                                                          Weighted                   Weighted               Weighted
                                                          Average                    Average                Average
                                                          Exercise                   Exercise               Exercise
                                               Warrants    Price       Warrants       Price      Warrants    Price
                                               --------   --------     --------      --------    --------   --------
     Outstanding at beginning of period         479,500      $3.29      479,500         $3.29     362,500      $1.66
        Granted                                     --         --           --            --      117,000       1.63
        Expired                                (340,000)      2.00          --            --          --         --
                                               --------                --------                  -------
        Outstanding at end of period            139,500       6.43      479,500          3.29     479,500       3.29
                                                =======                ========                  ========


     The range of exercise prices of warrants outstanding at December 31, 1999 was $4.50 to $6.67. The weighted average fair value of warrants granted during the year ended August 31, 1998 was $3.25.

     The following table summarizes information about warrants outstanding at December 31, 1999:

Estimated

                                                 Volatility            Dividend       Risk-Free         Lives
                                                   Factor                Yield     Interest Rates     (In Years)
                                               --------------          --------    --------------     ----------
                  1998 warrant grants               1.032                  0%           5.20%              4
                  1997 warrant grants          1.080 to 1.184              0%           5.34%              2

16.  Disclosures about Fair Values of Financial Instruments

     The estimated fair value amounts of all financial instruments on the Company's December 31, 1999 and 1998 balance sheets have been determined by using available market information and appropriate valuation methodologies. Fair value is described as the amount at which the instrument could be exchanged in a current transaction between informed willing parties, other than in a forced liquidation. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. The Company does not have any off balance sheet financial instruments.

                             USA Biomass Corporation

                 Notes to the Consolidated Financial Statements
           For the Year Ended December 31, 1999, the Four Month Period
                           Ended December 31, 1998 and
                       For The Year Ended August 31, 1998
--------------------------------------------------------------------------------

16.  Disclosures about Fair Values of Financial Instruments, Continued

     The following methods and assumptions were used by the Company in estimating fair value disclosures for financial statements:

          Cash and equivalents, accounts receivable, cash held in escrow and in trust, other current assets, accounts payable, current portion of notes payable, and certain other current liability amounts are reported in the balance sheet at approximate fair value due to the short term maturities of these instruments.

          The fair value of noncurrent notes payable is estimated by determining the net present value of future payments. The carrying amount on the balance sheet approximates the fair value as the interest rates approximate current market rates with the exception of one noncurrent note with a carrying amount of $810,153 and a fair value of $686,354.

17.  Loss per Common Share

     Basic and diluted loss per common share have been computed by dividing the loss available to common stockholders by the weighted-average number of common shares for the period. Loss available to common stockholders is the loss after adding to the loss any preferred stock dividend requirements. The additional common shares that would be issuable for options and warrants outstanding are ignored, as to include them in the calculation of diluted loss per share would be antidilutive.

     The computations of basic and diluted loss per common share are as follows:

                                                                                   For the Four Month
                                                         For the Year Ended           Period Ended         For the Year Ended
                                                         December 31, 1999         December 31, 1998       August 31, 1998
                                                         ------------------        ------------------      ------------------
     Loss from continuing operations                          $1,734,717                $1,218,514          $5,838,804
          Add: dividends on preferred
             shares-declared                                         --                       --               497,276
          Add: dividends on preferred shares
             - paid upon conversion                              216,928                      --                  --
          Add: dividends on preferred shares
             - cumulative, not declared                          671,850                   297,133             362,059
          Add: excess fair market value given
             in preferred stock conversion to
             common stock                                        609,284                      --                  --
                                                              ----------                ----------          ----------

     Loss to common shareholders                               3,232,779                 1,515,647           6,698,139

                             USA Biomass Corporation

                 Notes to the Consolidated Financial Statements
           For the Year Ended December 31, 1999, the Four Month Period
                           Ended December 31, 1998 and
                       For The Year Ended August 31, 1998
--------------------------------------------------------------------------------

17.  Loss per Common Share, Continued


                                                                              For the Four Month
                                                    For the Year Ended           Period Ended         For the Year Ended
                                                    December 31, 1999         December 31, 1998       August 31, 1998
                                                    ------------------        ------------------      ------------------
     Loss from discontinued operations,
        including loss on disposal                    $    7,452,029         $      814,550            $    9,946,882
                                                      --------------         --------------            --------------

     Net loss available to common shareholders
                                                      $   10,684,808         $    2,330,197            $   16,645,021
                                                      ==============         ==============            ==============

     Weighted average shares - basic and
        diluted                                            7,896,229              7,737,135                 7,595,556
                                                      ==============         ==============            ==============

     Loss per Common Share -  Basic and Diluted

     Loss per share from continuing operations        $         0.41         $         0.20            $         0.88
     Loss per share from discontinued
        operations, including loss on disposal                  0.94                   0.11                      1.31
                                                      --------------         --------------            --------------
     Net loss per share available to  common
        shareholders                                  $         1.35         $         0.31            $         2.19
                                                      ==============         ==============            ==============


     The effect of the potentially dilutive securities listed below were not included in the computation of diluted earnings per share because to do so would have been antidilutive for the periods presented.

                                                                          For the Four Month
                                                    For the Year Ended      Period Ended        For the Year Ended
                                                    December 31, 1999     December 31, 1998      August 31, 1998
                                                    ------------------    ------------------    ------------------
     Shares of common stock issuable under:
        Employee stock options                             386,850               982,883              449,084
        Warrants                                           379,500               479,500              182,227
        Series A Convertible Preferred Stock             1,335,960             1,345,500            1,345,500
        Series B Convertible Preferred Stock                  --                 591,621              404,414


     Warrants to purchase an additional 12,500 and 10,000 shares of common stock with exercise prices of $4.50 and $6.00 per share, respectively, were outstanding during the periods presented and were not included in the computation of diluted earnings per share because their exercise prices were greater than the average market prices of the common shares for each of the periods presented.

                             USA Biomass Corporation

                 Notes to the Consolidated Financial Statements
           For the Year Ended December 31, 1999, the Four Month Period
                           Ended December 31, 1998 and
                       For The Year Ended August 31, 1998
--------------------------------------------------------------------------------

18.  Stock Transactions

     Series A Convertible Preferred Stock and Related Transactions

     During the first quarter of the year ended August 31, 1998, the Company sold 747,500 shares of its Series A 9% Convertible Preferred stock ("Series A Preferred stock") at $10 per share. In connection with the offering, the Company granted the underwriters warrants to purchase 65,000 shares of Series A Preferred stock at $12 per share, which were exercisable in September 1998 and expire four years thereafter.

     The Series A Preferred stock is convertible into the Company's common stock at the option of the holder at any time at a price equal to 125% of the common stock closing price on September 24, 1997 of $4.4375 per share, which represents approximately 1.8 shares of common stock for each share of Series A Preferred stock upon conversion. The Company may convert the Series A Preferred stock to common stock at such time as the common stock has traded for 20 consecutive days at 150% of the closing stock price on September 24, 1997. In the event the number of shares of the Company's common stock is increased or decreased as a result of a stock split, stock dividend, reverse stock split, or otherwise, the number of shares of common stock into which each share of Series A Preferred stock may be converted shall concurrently be proportionately increased or decreased. Further, after five years, the Company may redeem the Series A Preferred stock at $10.00 per share. Upon notice by the Company to redeem, the holders of Series A Preferred stock will have 30 days to elect to convert their Series A shares to common stock at 125% of its closing price on September 24, 1997.

     The Series A Preferred stock provides for a 9% annual dividend of $.90 per share payable quarterly. Dividends accumulate whether or not declared and must be paid prior to any dividend distribution to the holders of Series B Preferred stock or common stock. In any liquidation or dissolution of the Company, the holders of Series A Preferred stock will be entitled to a liquidation preference of $10 per share plus all related accumulated, accrued, and unpaid dividends. Further, if the Company does not pay dividends on the Series A Preferred stock for eight cumulative quarters, the holders of Series A Preferred stock have the right to elect the majority of the Company's Board of Directors. As of December 31, 1999, the Company had not declared dividends for six consecutive quarters. In March 2000, the Company declared and paid dividends for three quarters, totaling $416,340 and the cumulative dividends not declared at April 10, 2000 was $553,959 ($.90 per share). No dividend in April 2000 was declared.

     Series B Convertible Preferred Stock and Related Transactions

     In December 1999, the Company exchanged 591,621 shares of its common stock for Series B Preferred stock in the ratio of one and one-half shares of common stock for each share of Series B Preferred stock. Simultaneously upon conversion, the cumulative dividends in arrears of $538,459 were paid through the issuance of 53,846 additional shares of Series B Preferred stock and they were included in the amount converted. The terms of the Series B Preferred stock provided for conversion of each share of Series B Preferred stock into one share of common stock. The value of the enhanced conversion has been used to reduce earnings available to common shareholders in determining earnings per share.

                             USA Biomass Corporation

                 Notes to the Consolidated Financial Statements
           For the Year Ended December 31, 1999, the Four Month Period
                           Ended December 31, 1998 and
                       For The Year Ended August 31, 1998
--------------------------------------------------------------------------------

18.  Stock Transactions, Continued

     Shares Issued Under Stock Option Plans

     During the years ended December 31, 1999 and August 31, 1998, stock options were exercised resulting in the purchase of 585,383 common shares for $979,111 and 31,250 common shares for $62,500, respectively.

     Common Stock Issued in Exchange for Debt

     During the year ended August 31, 1998, the Company issued 14,927 shares of common stock at market value in payment of debt of $70,899.

     Shares Issued for the Acquisition of TransPacific Environmental, Inc.

     During the year ended August 31, 1998, the Company issued 406,109 shares of common stock for the acquisition of TransPacific Environmental, Inc.

     Shares Issued in Connection with Legal Settlement

     In the year ended August 31, 1998, the Company issued 144,000 shares of common stock in connection with a judgment rendered by a court in litigation brought by an individual and the estate of a former officer and shareholder. As a result of the judgment, the issuance of these shares is recorded as settlement expense.

     Treasury Stock Repurchase Program

     The Company's Board of Directors on November 10, 1997 authorized management to purchase up to $1,000,000 worth of its common stock over a 12 month period. As of December 31, 1999 and 1998, the Company had repurchased at market value 24,250 shares for $118,339.

     Common Shares Reserved for Future Issuance

     At December 31, 1999, the Company has reserved common shares for future issuance as follows:

         Stock option plans                                         606,850
         Warrants                                                   139,500
         Convertible preferred stock                              1,335,960
                                                                  ---------


                                                                       2,082,310
                                                                  =========

                             USA Biomass Corporation

                 Notes to the Consolidated Financial Statements
           For the Year Ended December 31, 1999, the Four Month Period
                           Ended December 31, 1998 and
                       For The Year Ended August 31, 1998
--------------------------------------------------------------------------------

19.  Business Segments

     SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information, establishes standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to stockholders. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

     Each of these operating segments is considered a reportable segment, and the accounting policies of the operating segments are the same as those described in Note 2. The Company evaluates the performance of its segments and allocates resources to them based on revenue and EBITDA. The Company defines EBITDA as earnings before interest, income taxes, depreciation and amortization, and other nonoperating income and expense.

     Certain financial information is presented below:



                                           Green Waste       Waste
                                           Recycling        Transport        Other          Total
                                          ------------    ------------   ------------   ------------
     Year ended December 31, 1999:
        Revenue                           $  2,084,098    $  5,560,809           --     $  7,644,907
        EBITDA                                (375,503)        953,598   $   (714,338)     (136,243)
        Assets                               1,916,002       5,444,436      4,275,697     11,636,135
        Depreciation and amortization          371,934         604,417         32,577      1,008,928
        Interest, net                          226,146         464,693        134,351        825,190
     Four months ended December 31, 1998:
        Revenue                           $  1,122,595    $    902,235   $       --     $  2,024,830
        EBITDA                                (356,634)        164,115       (349,021)      (541,540)
        Assets                               3,430,480       5,382,814     17,670,183     26,483,477
        Depreciation and amortization          171,732          97,173         16,419        285,324
        Interest, net                          146,688          84,645        158,096        389,429
     Year ended August 31, 1998:
        Revenue                           $  2,005,611            --     $       --     $  2,005,611
        EBITDA                              (3,898,672)           --       (1,934,396)    (5,833,068)
        Assets                               3,258,418            --       18,212,661     21,471,079
        Depreciation and amortization          249,631            --          108,266        357,897
        Interest, net                          198,864            --          463,025        661,889

                             USA Biomass Corporation

                 Notes to the Consolidated Financial Statements
           For the Year Ended December 31, 1999, the Four Month Period
                           Ended December 31, 1998 and
                       For The Year Ended August 31, 1998
--------------------------------------------------------------------------------

20.  Subsequent Events

     Acquisition of American Waste Transport

     In March 2000, the Company acquired substantially all of the outstanding shares of American Waste Transport ("AWT") for cash in the amount of $750,000 and up to one million shares of the Company's common stock, subject to resolution of certain contingencies. This business combination will be accounted for using the purchase method.

     The following unaudited pro forma consolidated results of operations are presented as if the acquisition of AWT had taken place at January 1, 1999.

                                                                      Year Ended
                                                               December 31, 1999
                                                               -----------------
     Revenue                                                       22,588,000
                                                                 ------------
     Net loss from continuing operations                            1,570,024
                                                                 ------------
     Net loss                                                       9,022,053
                                                                 ------------
     Net loss per share, basic and diluted                       $      (1.16)
                                                                 ------------


     Sale of Series C Convertible Preferred Stock

     In March 2000, the Company issued 3,000 shares of its Series C Convertible Preferred stock at $1,000 per share. In conjunction with the offering, the Company issued warrants to purchase 100,000 shares of the Company's common stock at $4.65 per share. The warrants may be exercised at any time until they expire on March 31, 2005.

     The Series C Convertible Preferred shares may be converted at any time at $4.65 per share and provide for a 6% annual dividend rate. In addition, the Company is precluded from payment of dividends on or purchase of its common stock.

     A portion of the proceeds of this offering was used for the AWT acquisition described above and for the payment of dividends on the Series A Convertible Preferred stock . The remaining proceeds of this offering will be used for working capital.

21.  Unaudited Quarterly Financial Data

     The following is a reconciliation of 1999 interim results of operations which were impacted by the effect of year-end adjustments:



                                                                                                                     Quarter
                                                                                                                     Ended
                                  Quarter Ended                Quarter Ended               Quarter Ended           December 31,
                                  March 31, 1999               June 30, 1999             September 30, 1999           1999
                          ---------------------------   ---------------------------  ---------------------------   -----------
                           As reported                   As reported                  As reported
                          in Form 10QSB   As adjusted   in Form 10QSB   As adjusted  in Form 10QSB  As adjusted       Actual
                          -------------   -----------   -------------   -----------  -------------  -----------    -----------
     Revenues              $ 2,067,000    $ 2,067,000    $ 1,837,000    $ 1,837,000    $ 1,965,000  $ 1,965,000    $ 1,776,000
                           ===========    ===========    ===========    ===========    ===========  ===========    ===========

     Costs and expenses (1)  2,487,000      2,840,000      1,998,000      1,976,000      1,747,000    2,264,000      2,300,000
                           ===========    ===========    ===========    ===========    ===========  ===========    ===========

     Net income (loss)(2)  $  (420,000)   $  (773,000)   $  (161,000)   $  (139,000)   $    20,000  $  (497,000)   $(7,778,000)
                           ===========    ===========    ===========    ===========    ===========  ===========    ===========

     Net loss per common
       share, basic and
       diluted             $     (0.08)   $     (0.13)   $     (0.05)   $     (0.05)  $     (0.03)  $     (0.09)   $     (1.08)
                           ===========    ===========    ===========    ===========   ===========   ===========    ===========



(1) Costs and expenses increased primarily due to adjustments relating to depreciation, liability insurance, medical insurance, impairment losses, bad debt expenses and losses on sale of assets.

(2) The reason for the significant loss of $7,778,000 in the fourth quarter, when compared to prior quarters, is due to the recording of loss from discontinued operations of approximately $7.4 million.

                             USA Biomass Corporation

                 Index to the Consolidated Financial Statements
                    As of June 30, 2000 and December 31, 1999
                  And For the Three Months and Six Months ended
                             June 30, 2000 and 1999


Consolidated Financial Statements for USA Biomass Corporation

         Balance Sheets ...........................................  F-2

         Statements of Operations .................................  F-4

         Statements of Shareholders' Equity .......................  F-6

         Statement of Cash Flows ..................................  F-8

Notes to the Financial Statements .................................  F-11

                             USA Biomass Corporation

                           Consolidated Balance Sheets
                       June 30, 2000 and December 31, 1999
                                   (unaudited)
--------------------------------------------------------------------------------

                                     ASSETS

                                                                2000          1999
                                                            -----------   -----------
Current assets:
  Cash and equivalents                                      $    86,000   $ 1,362,000
  Accounts  receivable, net of allowance for doubtful
     accounts                                                 2,017,000       862,000
  Receivable from affiliates                                     45,000        26,000
  Other current assets                                        1,012,000       129,000
  Net current assets of discontinued operations               1,853,000     1,249,000
                                                            -----------   -----------
     Total current assets                                     5,013,000     3,628,000
  Property and equipment, net of accumulated depreciation    15,992,000     7,584,000
  Other assets                                                   29,000        32,000
  Intangible assets, net of accumulated amortization          3,019,000       392,000
                                                            -----------   -----------
  Total assets                                              $24,053,000   $11,636,000
                                                            ===========   ===========


               The     accompanying   notes   are  an   integral   part  of  the
                       consolidated financial statements.

                             USA Biomass Corporation

                           Consolidated Balance Sheets
                       June 30, 2000 and December 31, 1999
                                   (Unaudited)
--------------------------------------------------------------------------------

                      LIABILITIES AND SHAREHOLDERS' EQUITY

                                                            2000            1999
                                                        ------------    ------------
Current liabilities:
      Accounts payable                                  $  3,408,000    $  1,747,000
      Accrued liabilities                                  1,110,000       1,355,000
      Lines of credit                                      1,640,000         640,000
      Notes payable:
         Affiliates                                           40,000         191,000
         Other                                             1,216,000         728,000
      Capitalized lease obligations                        1,648,000         810,000
                                                        ------------    ------------
           Total current liabilities                       9,062,000       5,471,000
Notes payable, net of current portion:
      Affiliates                                             246,000       1,021,000
      Other                                                6,342,000       2,333,000
Capitalized lease obligations, net of current portion      2,319,000       2,552,000
                                                        ------------    ------------

Total liabilities                                         17,969,000      11,377,000
                                                        ------------    ------------
Commitments and contingencies

Shareholders' equity:

      Preferred Stock:
           Series A, 9% Convertible Preferred Stock            6,000           7,000
           Series C, 6% Convertible Preferred Stock            1,000              --
      Common stock                                            22,000          19,000
      Additional paid-in capital                          32,015,000      25,235,000
      Accumulated deficit                                (25,727,000)    (24,782,000)
      Notes receivable on common stock                      (115,000)       (102,000)
      Treasury stock                                        (118,000)       (118,000)
                                                        ------------    ------------

Total shareholders' equity                                 6,084,000         259,000
                                                        ------------    ------------

Total liabilities and shareholders' equity              $ 24,053,000    $ 11,636,000
                                                        ============    ============


               The     accompanying   notes   are  an   integral   part  of  the
                       consolidated financial statements.

                             USA Biomass Corporation

                      Consolidated Statements of Operations
            For the Three Month Periods Ended June 30, 2000 and 1999
                                   (Unaudited)
--------------------------------------------------------------------------------

                                                             June 30,       June 30,
                                                               2000           1999
                                                           -----------    -----------
Revenues                                                   $ 5,366,000    $ 1,837,000
Cost of revenues, less depreciation                          4,267,000      1,455,000
                                                           -----------    -----------
      Gross margin                                           1,099,000        382,000

General and administrative expenses                            688,000        198,000
Depreciation                                                   657,000        156,000
Settlement gain                                                (98,000)            --
                                                           -----------    -----------

      Operating income (loss) from continuing operations      (148,000)        28,000
Interest expense, net                                          232,000        567,000

Change in Estimated Remediation Costs                               --       (400,000)
                                                           -----------    -----------

      Loss from continuing operations and net loss         $   380,000    $   139,000
                                                           ===========    ===========

Net loss per common share, basic and diluted               $      0.09    $      0.05
                                                           ===========    ===========


               The     accompanying   notes   are  an   integral   part  of  the
                       consolidated financial statements.

                             USA Biomass Corporation

                      Consolidated Statements of Operations
             For the Six Month Periods Ended June 30, 2000 and 1999
                                   (Unaudited)
-------------------------------------------------------------------------------

                                                             June 30,      June 30,
                                                               2000          1999
                                                           -----------    -----------
Revenues                                                   $ 8,321,000    $ 3,904,000
Cost of revenues, less depreciation                          6,457,000      3,083,000
                                                           -----------     ----------
      Gross margin                                           1,864,000        821,000
                                                           -----------     ----------

General and administrative                                   1,210,000        863,000
Depreciation                                                 1,066,000        568,000
Settlement gain                                               (257,000)            --
                                                           -----------     ----------
      Operating loss   from continuing operations              155,000        610,000

Interest expense, net                                          374,000        702,000

Change in Estimated Remediation Costs                               --       (400,000)
                                                           -----------     ----------

   Loss from continuing operations and net loss            $   529,000     $  912,000
                                                           ===========     ==========

      Net loss per common share, basic and diluted         $      0.16     $     0.15
                                                           ===========     ==========


               The     accompanying   notes   are  an   integral   part  of  the
                       consolidated financial statements.

                             USA Biomass Corporation

                 Consolidated Statements of Shareholders' Equity
             For the Six Month Periods Ended June 30, 2000 and 1999
                                   (Unaudited)
--------------------------------------------------------------------------------

                                  Series A       Series B                          Shares         Series A
                                 Preferred      Preferred         Common          Held in         Preferred
                                  Shares          Shares          Shares          Treasury          Stock
                                ----------      ----------      ----------       ----------       ----------
Balance, December 31, 1998         747,500         394,414       7,761,385          (24,000)           7,000
  Net loss                              --              --              --               --               --
Balance, June 30, 1999                  --              --              --               --               --
                                ----------      ----------      ----------       ----------       ----------
                                   747,500         394,414       7,761,385          (24,000)           7,000
                                ==========      ==========      ==========       ==========       ==========


                                                                    Common                            Retained
                                  Series B                          Stock          Additional         Earnings
                                 Preferred         Common           Held in          Paid In        (Accumulated
                                   Stock            Stock          Treasury          Capital          Deficit)           Total
                               ------------     ------------     ------------      ------------     ------------      ------------
Balance, December 31, 1998            4,000           16,000     $   (118,000)     $ 21,970,000     $(15,057,000)     $  6,822,000
  Net loss                               --               --               --                --         (912,000)         (912,000)
                               ------------     ------------     ------------      ------------     ------------      ------------
Balance, June 30, 1999                4,000     $     16,000     $   (118,339)     $ 21,970,000     $(15,969,000)     $  5,910,000
                               ============     ============     ============      ============     ============      ============


               The     accompanying   notes   are  an   integral   part  of  the
                       consolidated financial statements.

                             USA Biomass Corporation

                 Consolidated Statements of Shareholders' Equity
             For the Six Month Periods Ended June 30, 2000 and 1999
                                   (Unaudited)
--------------------------------------------------------------------------------

                                                         Series A       Series C                    Shares       Series A
                                                        Preferred      Preferred      Common        Held in      Preferred
                                                         Shares         Shares        Shares       Treasury        Stock
                                                       ----------     ----------    ----------    ----------     ----------
Balance, December 31, 1999                                742,200             --     9,509,856       (24,250)    $    7,000
   Conversion of Series A Convertible Preferred
     Stock to common stock                               (126,700)            --       228,060            --         (1,000)
   Common stock issued on exercise of stock options            --             --       350,750            --             --
   Issuance of Series C Preferred stock                        --          3,000            --            --             --
   Shares issued in acquisition                                --             --     1,000,000            --             --
   Payment of Series A Dividends                               --             --            --            --             --
   Shares issued in payment of
      Debt                                                     --             --       200,000            --             --
   Payment of Notes Receivable                                 --             --            --            --             --
   Net loss                                                    --             --            --            --             --
                                                       ----------     ----------    ----------    ----------     ----------
Balance, June 30, 2000                                    615,500          3,000    11,288,666       (24,250)    $    6,000
                                                       ==========     ==========    ==========    ==========     ==========

                                                                                      Common                        Retained
                                                        Series C                       Stock         Additional     Earnings
                                                        Preferred       Common        Held in         Paid-in     (Accumulated
                                                          Stock          Stock        Treasury        Capital        Deficit)
                                                      ------------   ------------   ------------    ------------   ------------
Balance, December 31, 1999                                      --   $     19,000   $   (118,000)   $ 25,235,000   $(24,782,000)
   Conversion of Series A Convertible Preferred
     Stock to common stock                                      --             --             --           1,000             --
   Common stock issued on exercise of stock options             --          1,000             --         738,000             --
   Issuance of Series C Preferred stock               $      1,000             --             --       2,696,000             --
   Shares issued in acquisition                                 --          2,000             --       2,645,000             --
   Payment of Series A Dividends                                --             --             --              --       (416,000)
   Shares issued in payment of debt                             --             --             --         700,000             --
   Payments of notes receivable                                 --             --             --              --             --
   Net loss                                                     --             --             --              --       (529,000)
                                                      ------------   ------------   ------------    ------------   ------------
Balance, June 30, 2000(Unaudited)                     $      1,000   $     22,000   $   (118,000)   $ 32,015,000   $(25,727,000)
                                                      ============   ============   ============    ============   ============

                                                           Notes
                                                       Receivable on
                                                          Common
                                                           Stock            Total
                                                        -----------      -----------
Balance, December 31, 1999                              $  (102,000)     $   259,000
   Conversion of Series A Convertible Preferred
     Stock to common stock                                       --               --
   Common stock issued on exercise of stock options         (50,000)         689,000
   Issuance of Series C Preferred stock                          --        2,697,000
   Shares issued in acquisition                                  --        2,647,000
   Payment of Series A Dividends                                 --         (416,000)
   Shares issued in payment of debt                              --          700,000
   Payment of Notes receivable                               37,000           37,000
   Net loss                                                      --         (529,000)
                                                        -----------      -----------
Balance, June 30, 2000(Unaudited)                       $  (115,000)     $ 6,084,000
                                                        ===========      ===========


               The     accompanying   notes   are  an   integral   part  of  the
                       consolidated financial Statements.

                             USA Biomass Corporation

                      Consolidated Statements of Cash Flows
             For the Six Month Periods Ended June 30, 2000 and 1999
                                   (Unaudited)
--------------------------------------------------------------------------------

                                                      June 30,        June 30,
                                                        2000            1999
                                                    -----------     -----------


Cash flows from operating activities:
  Net income (loss)                                 $  (529,000)    $  (912,000)
                                                    -----------     -----------
Net loss from continuing operations                    (529,000)       (912,000)
Adjustments to reconcile net loss to net cash
   used in operating activities:
    Depreciation and amortization                     1,066,000         508,000
    Loss on sale of assets                                               12,000
Decrease (increase) in assets:
    Accounts Receivable                                (555,000)       (224,000)
    Other current assets                               (632,000)        328,000
    Other assets                                         (5,000)        (85,000)
    Notes receivable                                                   (350,000)
Increase (decrease) in liabilities:
    Accounts payable                                    319,000       1,130,000
    Accrued liabilities                                (245,000)        (40,000)
                                                    -----------     -----------
Net cash provided by (used) in operating
 activities of continuing operations                   (581,000)        367,000
Net cash used in operating
 activities of discontinued activities                 (604,000)        152,000
                                                    -----------     -----------
Cash provided by (used) in operating activities      (1,185,000)        519,000
                                                    -----------     -----------



               The     accompanying   notes   are  an   integral   part  of  the
                       consolidated financial statements.

                             USA Biomass Corporation

                      Consolidated Statements of Cash Flows
             For the Six Month Periods Ended June 30, 2000 and 1999
                                   (Unaudited)
--------------------------------------------------------------------------------

Consolidated Statements of Cash Flows (continued)

                                                            June 30,        June 30,
                                                              2000           1999
                                                          -----------     -----------
Cash flows provided by (used in) investing Activities:
   Purchase of property and equipment                     $(1,264,000)    $  (420,000)
   Sales of property and equipment                                             11,000

   Acquisition of AWT                                        (288,000)           --
                                                          -----------     -----------

Net cash provided by (used in) investing
 Activities of continuing operations                       (1,552,000)       (409,000)
                                                          -----------     -----------

Cash flows provided by (used in) financing activities:

   Proceeds from line of credit                                                  --
   Proceeds from notes and loans                              174,000       1,025,000
   Repayment of notes, loans, leases                       (1,683,000)     (1,631,000)
   Proceeds from sale of Preferred Stock                    2,697,000
   Proceeds from exercise of options                          689,000
   Payment of dividends                                      (416,000)
   Decrease in long term accruals                                             (67,000)
                                                          -----------     -----------

Net cash provided by (used in) financing
 activities of continuing operations                        1,461,000        (673,000)
Net cash provided by (used in) financing
 activities of discontinued operations                           --              --
                                                          -----------     -----------
Cash provided by (used in) financing activities             1,461,000        (673,000)
                                                          -----------     -----------
Net increase (decrease) in cash                            (1,276,000)       (563,000)

Cash and equivalent at beginning of period                  1,362,000         801,000
                                                          -----------     -----------
Cash and equivalents at end of period                     $    86,000     $   238,000
                                                          ===========     ===========
Cash paid during the period for:
  Interest:
   Continuing operations                                      287,000         465,000
   Discontinued operations                                       --           315,000
                                                          -----------     -----------
                                                          $   287,000     $   780,000
                                                          ===========     ===========

                             USA Biomass Corporation

                      Consolidated Statements of Cash Flows
             For the Six Month Periods Ended June 30, 2000 and 1999
                                   (Unaudited)
--------------------------------------------------------------------------------

Consolidated Statements of Cash Flows (continued)

                                                     June 30,         June 30,
                                                       2000             1999
                                                   -----------      -----------

Supplemental Schedule of Non-Cash Investing and
Financing Activities of Continued Operations

Satisfaction of debt through issuance of stock:
 Liabilities satisfied                             $   700,000
 Common stock issued                                  (700,000)

Acquisition of business:

   Fair value of assets acquired                     8,229,000
   Liabilities assumed                              (5,354,000)
   Consideration paid:
     Cash                                             (228,000)
     Stock                                          (2,647,000)

Assets acquired in non-cash transactions:

   Assets acquired                                   3,280,000
   Liabilities incurred                             (3,280,000)


               The     accompanying   notes   are  an   integral   part  of  the
                       consolidated financial statements.

                             USA Biomass Corporation
                 Notes to the Consolidated Financial Statements

                  As of June 30, 2000 For the Six Month Periods
                          Ended June 30, 2000 and 1999
--------------------------------------------------------------------------------


1.   Discontinued Operations

     On December 22, 1998, the Company adopted a plan to dispose of its agribusiness and real estate operations. In October 1999, the Company transferred substantially all of its remaining real estate assets and related liabilities to AMCOR Financial Corp. ("AFC"), a then wholly owned subsidiary. In January 2000, the Company distributed to its common and preferred shareholders all of its AFC common shares. The Company has disputes with AFC regarding the nature and amount of assets and liabilities transferred to AFC. Further, all the regulatory requirements related to the distribution of the AFC shares to the Company's shareholders may not have been satisfied. As a result, the Company continues to record its investment related to these real estate assets as net assets of discontinued operations in the consolidated balance sheets.

     At June 30, 2000, the remaining assets of the discontinued operations are the Company's receivable from a partnership that owned a golf course sold in foreclosure in February 2000, certain housing development land in Texas, and a 50% interest in PS III Farms, LLC, which owns 6,490 acres that it leases to a limited liability company owned by the other 50% venture partner. The real estate assets have been pledged as collateral on notes payable on which the Company is primarily liable totaling $3,181,000 at June 30, 2000, which is included in the net assets of discontinued operations. The lender that foreclosed upon the golf course property notified the Company that a deficiency of $2,400,000 exists after the foreclosure and in April 2000 filed a related lawsuit. The parties have mutually agreed to settle the matter and negotiations are now in process.

2.   Loss per Common Share

     Basic and diluted loss per common share have been computed by dividing the loss available to common stockholders by the weighted-average number of common shares for the period. Loss available to common stockholders is the loss after adding to the loss any preferred stock dividend requirements. The additional common shares that would be issuable for options and warrants outstanding are ignored, as to include them in the calculation of diluted loss per share would be antidilutive.

     The computations of basic and diluted loss per common share are as follows:

                                                   Six month period ended
                                                          June 30
                                                 --------------------------
                                                     2000           1999
                                                 -----------    -----------

     Loss from continuing operations             $   529,000    $   912,000
          Add: dividends on preferred
            shares-declared                          416,000           --
          Add: dividends on preferred shares
             - cumulative, not declared              692,000        229,000
                                                 -----------    -----------
      Net loss available to common
       shareholders                              $ 1,637,000    $ 1,141,000
                                                 ===========    ===========
       Weighted average shares - basic and
          diluted                                 10,399,000      7,761,000
                                                 ===========    ===========
       Net loss per share available to
         Common shareholders - basic and
         diluted                                 $       .16    $      0.15

                                                 ===========    ===========

                                                  Three month period ended
                                                          June 30
                                                 --------------------------
                                                     2000           1999
                                                 -----------    -----------
     Loss from continuing operations             $   380,000    $   139,000
          Add: dividends on preferred
            shares-declared                             --             --
          Add: dividends on preferred shares
             - cumulative, not declared              692,000        229,000
                                                 -----------    -----------
      Net loss available to common
       shareholders                              $ 1,072,000    $   368,000
                                                 ===========    ===========
       Weighted average shares - basic and
          diluted                                 11,289,000      7,761,000
                                                 ===========    ===========
       Net loss per share available to
         Common shareholders - basic and
         diluted                                 $       .09    $      0.05
                                                 ===========    ===========

                             USA Biomass Corporation
                 Notes to the Consolidated Financial Statements

                  As of June 30, 2000 For the Six Month Periods
                          Ended June 30, 2000 and 1999
--------------------------------------------------------------------------------


2.   Loss per Common Share, Continued

     The effect of the potentially dilutive securities listed below were not included in the computation of diluted earnings per share because to do so would have been antidilutive for the periods presented.

                                               Three month period Ended June 30,
                                               ---------------------------------
                                                      2000           1999
                                                   ---------      ---------
     Shares of common stock issuable under:

        Employee stock options                       256,100        982,883
        Warrants                                     239,500        479,500
        Series A Convertible Preferred Stock       1,107,000      1,345,500
        Series B Convertible Preferred Stock            --          591,621
        Series C Convertible Preferred Stock         340,000           --

                                                Six month period Ended June 30,
                                                -------------------------------
                                                      2000           1999
                                                   ---------      ---------
     Shares of common stock issuable under:

        Employee stock options                       256,100        982,883
        Warrants                                     239,500        479,500
        Series A Convertible Preferred Stock       1,107,000      1,345,500
        Series B Convertible Preferred Stock            --          591,621
        Series C Convertible Preferred Stock         340,000           --

3.   Business Segments

     SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information, establishes standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to stockholders. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

     Each of these operating segments is considered a reportable segment. The Company evaluates the performance of its segments and allocates resources to them based on revenue and EBITDA. The Company defines EBITDA as earnings before interest, income taxes, depreciation and amortization, and other nonoperating income and expense.

     Certain financial information is presented below:

                                            Green Waste           Waste
                                             Recycling          Transport          Other               Total
                                           ------------       ------------      ------------       ------------
     Six months ended June 30, 2000:
        Revenue                            $  1,513,000       $  6,808,000              --         $  8,321,000
        EBITDA                                  251,000            856,000      $   (196,000)           911,000
        Assets                                2,449,000         18,070,000         3,534,000         24,053,000
        Depreciation and amortization           176,000            888,000             2,000          1,066,000
        Interest, net                            22,000            299,000            53,000            374,000

     Six months ended June 30, 1999:

        Revenue                               1,207,000          2,697,000              --            3,904,000
        EBITDA                                  (91,000)           462,000           (13,000)           358,000
        Assets                                1,581,000          6,180,000        18,788,000         26,549,000
        Depreciation and amortization           215,000            331,000            22,000            568,000
        Interest, net                            93,000            218,000           391,000            702,000

4.   Acquisition of American Waste Transport

     In March 2000, the Company acquired substantially all of the outstanding shares of American Waste Transport ("AWT") for cash in the amount of $750,000 and up to one million shares of the Company's common stock, subject to resolution of certain contingencies. This business combination is to be accounted for using the purchase method.

     The following unaudited pro forma consolidated results of operations are presented as if the acquisition of AWT had taken place at January 1, 2000 and 1999.

                                              Six month period Ended June 30,
                                              -------------------------------
                                                   2000             1999
                                               -----------      -----------
     Revenue                                   $10,474,000      $10,383,000
                                               ===========      ===========
     Net loss from continuing operations       $   500,000      $   773,000
                                               ===========      ===========
     Net loss                                  $   500,000      $   773,000
                                               ===========      ===========

     The assets and liabilities of AWT included in the consolidated balance sheet at June 30, 2000 follows:

     Current assets:
          Cash                                                  $    31,000
          Accounts receivable                                     1,106,000
          Other current assets                                      636,000
                                                                -----------
               Total current assets                               1,773,000
     Property and equipment                                       7,292,000
     Goodwill                                                     2,656,000
                                                                -----------
     Total assets                                               $11,721,000
                                                                ===========
     Current liabilities:
          Accounts payable                                      $ 1,942,000
          Line of credit                                          1,989,000
          Capitalized leases and notes payable                    1,431,000
          Other current liabilities                                 610,000
                                                                -----------
               Total current liabilities                          5,972,000
     Capitalized leases and notes payable                         2,318,000
                                                                -----------
                                                                       8,290,000

     Equity                                                       3,431,000
                                                                -----------
     Total liabilities and shareholders' equity                 $11,721,000
                                                                ===========

                             USA Biomass Corporation
                 Notes to the Consolidated Financial Statements

                  As of June 30, 2000 For the Six Month Periods
                          Ended June 30, 2000 and 1999
--------------------------------------------------------------------------------


5.   Sale of Series C Convertible Preferred Stock

     In March 2000, the Company issued 3,000 shares of its Series C Convertible Preferred stock at $1,000 per share. In conjunction with the offering, the Company issued warrants to purchase 100,000 shares of the Company's common stock at $4.65 per share. The warrants may be exercised at any time until they expire on June 30, 2005.

     The Series C Convertible Preferred shares may be converted at any time at $4.65 per share and provide for a 6% annual dividend rate. In addition, the Company is precluded from payment of dividends on or purchase of its common stock.

     A portion of the proceeds of this offering was used for the AWT acquisition described above and for the payment of dividends on the Series A Convertible Preferred stock. The remaining proceeds of this offering will be used for working capital.

Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

Overview

The Company's operations at June 30, 2000 included: (i) "clean green" waste processing and recycling ("biomass") and (ii) contract waste transport services. During 1997, the Company's focus shifted from agribusiness and land planning/development to biomass. Subsequently, in June 1998, the Company broadened its new focus to include solid waste transportation and developed a strategic alliance with Waste Management, Inc., formerly USA Waste Services ("Waste Management"). During the second half of 1998, in light of the Company's strategic alliance with Waste Management and related existing and potential biomass and solid waste transportation opportunities, the Company's Board of Directors determined that the Company's shift in focus from agribusiness and land planning/development to solid waste transportation and biomass should be complete and permanent. Consequently, the Board of Directors approved the Company's name change effective August 31, 1998 and subsequently, on December
22, 1998 adopted a Plan of Discontinued Operations (the "Plan") pursuant to which the Company will discontinue its agribusiness and land planning/development activities and will focus on its solid waste transportation and biomass activities. In addition, on January 12, 1999, the Board of Directors approved a change in the Company's fiscal year end to December 31.

Implementation of the Plan has had a material impact on the presentation of the Company's financial statements. All business activity, cash flows and net assets of these operations for the year ended December 31, 1999, and for the six months ended June 30, 2000 have been classified as discontinued operations, and the assets of these operations have been reduced to the lower of cost or net realizable value.

Results of Operations

The Company's continuing operations consist of solid waste transportation and biomass activities, which include green waste recycling. The Company sold its unprofitable municipal tree maintenance operations in March 1999. The Company's discontinued operations consist of agribusiness and land planning/development. A discussion of the material factors that affected the Company's results of continuing operations and, where applicable, the results of its discontinued operations, are presented separately below.

Results of Continuing Operations

Revenues:

The Company's revenues from continuing operations for the six months ended June 30, 2000, reflect exclusively its biomass activities and waste transport revenue, whereas revenues for the six months ended June 30, 1999, also reflect $363,000 of revenues from tree maintenance operations which were sold late in the first quarter, 1999. Revenues for the three months ended June 30, 2000 were $5,366,000, which included $3,070,000 of second quarter revenues from the acquisition of American Waste Transport ("AWT") in March 2000, and were up significantly (192%) from $1,837,000 for the three months ended June 30, 1999. Overall, revenues for the six-months ended June 30, 2000 were $8,321,000, up 113% from revenues of $3,904,000 for the comparable prior six month period, which increase included $4,052,000 of revenue from AWT. The Company expects revenues to continue to increase in fiscal 2000 as the transportation division revenues grow both internally as new contracts are phased in, and as the Company expands its biomass operations, and from acquisitions, such as AWT.

Cost of Revenues:

Cost of revenues (excluding $657,000 of depreciation) of $4,267,000 for the three months ended June 30, 2000, were up $2,812,000 (193%) from $1,455,000 for the comparable three month period ending June 30, 1999, mainly from internal growth in biomass activities, and from the acquisition of AWT which generated a comparable 192% increase in revenues. This resulted in a gross profit from operations (excluding depreciation)  of  $1,099,000  (20%)  compared to  $382,000  (21%) for the prior year's three month period. For the six months ending June 30, 2000 cost of revenues were $6,457,000, up $3,374,000 (69%) from the prior six month period, due largely from the AWT acquisition which resulted in revenues increasing 113% for the six month period. Overall, the six months ended June 30, 2000, generated a gross profit (before depreciation) of $1,861,000 (22%) compared to a gross profit of $821,000 (21%) the prior six month period. Management expects margins to improve in future periods, as cost savings are realized through the elimination of duplicate facilities and personnel related to the AWT acquisition, which will be reflected in the third and fourth quarters.

General and Administrative Expenses:

For the three months ended June 30, 2000, total general and administrative expenses of $688,000 compared to $198,000 for the comparable three month period ending June 30, 1999, the 247% increase related to the acquisition of AWT which increased revenues by 192% for the quarter. For the six-months ended June 30, 2000, total general and administrative expense of $1,210,000 as compared to $863,000 the prior six month period, up 40% due to the acquisition of AWT, which resulted in revenues increasing 113% for the six month period.

Settlement Gain:

During the three months ended June 30, 2000, the Company realized a settlement gain of $98,000 based on proceeds received from the settlement of a lawsuit in late 1999. The total settlement gain for the six months ending June 30, 2000 was $257,000. There was no such gain in the comparable 1999 periods.

Interest Expense, Net of Interest Income:

For the three months ended June 30, 2000, interest expense, net of interest income was $232,000, a decrease of $335,000 (59%) from the comparable three month period ending June 30, 1999. For the six months ended June 30, 2000, interest expense was $374,000, compared to $702,000 for the comparable six month period ended June 30, 1999, the 47% decrease in interest due largely to the Company's 42% reduction in debt during 1999.

Results from Continuing Operations:

For the three months ended June 30, the Company reported a loss from continuing operations of $380,000 compared to a net loss of $139,000 for the comparable three month period ending June 30, 1999, which prior period included a $400,000 credit for estimated remediation costs. For the six months ended June 30, 2000, the loss from continuing operations was $529,000, compared to a loss of $912,000 the comparable prior six month period ended June 30, 1999. The prior year's loss was largely due to lower revenues not sufficient to absorb fixed costs, as the Company's new biomass business was operating below capacity. Future operating results are expected to continue to improve as management eliminates duplicate facilities and personnel functions related to the AWT acquisition, which will be reflected in the third and fourth quarters.

Results of Discontinued Operations:

For the three months ended June 30, 2000, results from discontinued operations were zero, the same as the comparable three month period ending June 30, 1999, mainly due to the previous accrual of all operating losses for discontinued operations.

Liquidity and Capital Resources:

The Company's overall financial condition as of June 30, 2000, as compared to December 31, 1999, has improved considerably with shareholders' equity increasing over $5.8 million to $6.1 million, due primarily to the issuance of $3 million of new preferred stock and from the acquisition of AWT -- both transactions occurring in March 2000. During 1999, total debt was reduced by $8.3 million (42%) to $11.4 million, which has yielded significant interest savings. (The acquisition of AWT combined with the purchase of additional equipment did cause total debt to increase to $18.0 million at June 30, 2000.) In addition, revenues from expanding biomass operations increased 113% over the comparable prior six month period exceeding all of 1999's revenues which were $7.6 million. This increase is largely due to the acquisition of AWT which, when consolidated with the Company, should generate revenues at the annual rate exceeding $20 million, and with improving margins, should generate adequate funds for operations. For example, for the six months ended June 30, 2000, EBITDA (Earnings Before Interest, Taxes, Depreciation, and Amortization) was $911,000 compared to $358,000 the comparable prior six month period, a 154% increase. Margins are expected to continue to improve, as an estimated $l million of cost reductions are realized through the elimination of duplicate facilities and personnel functions related to the AWT acquisition. Moreover, USA Biomass now has a contractual backlog in place approximating $350 million with terms generally exceeding 10 years or longer, ensuring consistent revenue for future periods.

The Company's current ratio, at .55, has not improved from .66 at December 31, 1999. This is primarily due to over $1.4 million of term notes becoming current in the first and second quarter, which the Company intends to refinance during 2000 including the expenditure of $1,000,000 for capital equipment. However, liquidity is expected to improve during 2000 as a result of the following: (i) the intense management of cash flow; (ii) the Company is currently negotiating to significantly expand both senior and/or subordinated debt to fund working capital related to the Company's large contract backlog; (iii) during 2000 the Company expects to liquidate all or a part of its $2.5 million agricultural property investment, (iv) the Company has tax-loss carry-forwards exceeding $22 million which can be applied to shelter future earnings thereby enhancing cash flow, and (v) the Company intends to, where appropriate, make acquisitions using its common stock for the generation of earnings and cash flow. It is for the foregoing reasons that the Company believes that its liquidity needs for the year 2000 will be sufficiently satisfied. Moreover, with its discontinued operations now partially liquidated, the Company has strategically positioned itself to profitably capitalize on the numerous opportunities now available in the biomass industry.

Year 2000 Compliance

To date management of the Company believes that its software packages currently in use are Year 2000 compliant. Management does not expect that the financial impact of required modification to such software, if any, will be material to the Company's financial position, cash flows or results of operations in any given year.

Item 23. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Part II - Information Not Required in Prospectus

Item 24. Indemnification of Officers and Directors.

Limitation on Liability of Officers and Directors of the Company. Section 145 of the Delaware General Corporation Law specifies that the Certificate of Incorporation of a Delaware corporation may include a provision eliminating or limiting the personal liability of a director or officer to that corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but such a provision must not eliminate or limit the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law; or (b) unlawful distributions to stockholders. Our Certificate of Incorporation includes a provision eliminating or limiting the personal liability of our officers and directors to the Company and our shareholders for damages for breach of fiduciary duty as a director or officer. Moreover, Sections 6.1 through 6.6 of our By-laws provide indemnity to a controlling person, director or officer which affects such a person's liability while acting in a corporate capacity. Accordingly, our officers and directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act or omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Item 25. Other Expenses of Issuance and Distribution.

We will pay all expenses in connection with the registration and sale of the shares of our common stock specified in this Prospectus, except any selling commissions or discounts allocable to sales of that common stock, fees and disbursements of counsel and other representatives of Siete Investors LLC, and any stock transfer taxes payable by reason of any such sale. The estimated expenses of issuance and distribution are set forth below.


Registration Fees                           Approximately   $1,411.36
Transfer Agent Fees                         Approximately     $500.00
Costs of Printing and Engraving             Approximately     $300.00
Legal Fees                                  Approximately  $15,000.00
Accounting Fees                             Approximately  $10,000.00

Item 26. Recent Sales of Unregistered Securities.

In December 1998, we issued an aggregate of 11,507 shares of common stock to two non-affiliated holders of 12% notes in lieu of an interest payout of $55,376.71. These shares were issued in reliance upon the exemption from registration under
Section 4(2) of the Securities Act of 1933 as transactions not involving a public offering. Exemption from the registration provisions of the Securities Act of 1933 is claimed on the basis that such transactions did not involve any public offering and the purchasers were sophisticated with access to the kind of information registration would provide.

Item 27.  Exhibits.

     (a)  Exhibits.

          1    Not applicable

          2    Plan of Discontinued Operations (1)

          3.1 Certificate of Incorporation of the Company filed with the Secretary of State of Delaware on March 10, 1988 (2)

          3.2 Certificate of Amendment of Certificate of Incorporation of the Company filed with the Secretary of State of Delaware on December 21, 1988 (2)

          3.3 Certificate of Amendment of Certificate of Incorporation of the Company filed with the Secretary of State of Delaware on March 21, 1989 (2)

          3.4 Certificate of Designations, Preferences and Relative Rights, Qualifications and Restrictions of the Series A 9% Convertible Preferred Stock of the Company filed with the Secretary of State of Delaware on May 13, 1994 (3)

          3.5 Certificate of Amendment of Certificate of Incorporation of the Company filed with the Secretary of State of Delaware on February 24, 1997 (4)

          3.7  Bylaws of the Company, as amended (4)


          4.1  Amended  Certificate of  Designations,  Preferences  and Relative
               Rights, Qualifications and Restrictions of the Series C 6% Convertible Preferred Stock of the Company filed with the Secretary of State of Delaware on July 5, 2000


          4.2  Trust Indenture between the Company and First City Bank of Dallas
               (2)

          5    Opinion re: legality(10)

          10.1 Stock Option Agreement dated July 2, 1990 between the Company and Fred H. Behrens (6)

          10.2 Stock Option Agreement dated July 2, 1990 between the Company and Robert A. Wright (6)

          10.3 Stock Option Agreement dated July 2, 1990 between the Company and Marlene A. Tapie (6)

          10.4 Stock Acquisition Agreement dated as of November 25, 1997 by and among Gus Franklin and Susan K. Franklin, the Company and TransPacific Environmental (1)

          10.5 Agreement Regarding Transportation Services dated as of June 8, 1998 by and between USA Waste of California, Inc., the Company and AMCOR Biomass, Inc. (1)

          10.6 Commercial Lease dated effective as of November 1, 1998 by and between Desert Mist Cooling and the Company (1)

          10.7 Securities Purchase Agreement dated March 14, 2000 by and between Siete Investors LLC, a Delaware limited liability company, and the Company, including Registration Rights Agreement as exhibit thereto(10)

          10.8 Agreement and Plan of Merger dated March 1, 2000 by and between Fred Alexander, Linda Alexander, AWT Acquisition Corp., AGI Acquisition Corp., American Waste Transport, Inc. and American Green Waste, Inc.(11)

          11.  Statement re: Computation of Per Share Earnings (Loss)(5)

          21   Subsidiaries of the Company (7)

          23.1 Consent of Independent Auditors

          23.2 Consent of Counsel (8)

          27   Financial Data Schedule(9)

          99.1 Form 8-K, for event dated January 12, 1999, incorporated herein by this reference as filed with the Commission on January 27, 1999, reporting on Item 8, Change in Fiscal Year, in connection with the Company's Board of Directors' decision to change the Company's fiscal year from August 31 to December 31, commencing with the calendar year/fiscal year ended December 31, 1998.

          99.2 Form 8-K, for event dated March 1, 2000, incorporated herein by this reference as filed with the Commission on March 15, 2000, reporting on Item 2, Acquisition of Assets, in connection with the acquisition of 100% of the common stock of American Waste Transport, Inc. from Fred and Linda Alexander, non-affiliates of the Company.

          99.3 Form 8-K, for event dated April 8, 2000, incorporated herein by this reference as filed with the Commission on April 17, 2000, reporting on Item 5, Other Events, in connection with the grant of a leave of absence to Robert A. Wright from the service of the Company as president of the Company.

          99.4 Form 8-K, for event dated April 19, 2000, incorporated herein by this reference as filed with the Commission on April 20, 2000, reporting on Item 5, Other Events, in connection with the filing of a pro forma balance sheet at February 29, 2000, to exhibit the Company's compliance with the NASDAQ net tangible equity requirement for continued listing on the Small Cap Quotation Service.

----------

(1) Filed as an exhibit to the Company's Form 10-KSB for the fiscal year ended August 31, 1998 and incorporated herein by reference.

(2) Filed as an exhibit to the Company's Form 10-K for the fiscal year ended November 30, 1988 and incorporated herein by reference.

(3) Filed as Exhibit 4.2 to the Company's Form 10-QSB for the quarterly period ended May 31, 1994, and incorporated herein by reference.

(4) Amended Bylaws filed as an exhibit to the Company's Form 10-KSB for the fiscal year ended August 31, 1997 as filed with the Commission on December 5, 1997 and incorporated herein by reference. Additional amendment to Bylaws filed as an exhibit to the Company's Form 10-QSB for the quarterly period ended February 28, 1998 as filed with the Commission on April 15, 1998 and incorporated herein by reference.

(5)  Included in Financial Statements

(6) Filed as an exhibit to the Company's Form 10-K for the fiscal years ended November 30, 1992, 1991, and 1990 as filed with the Commission on March 15, 1991 and incorporated herein by reference.

(7) Filed as an exhibit to the Company's Form 10-KSB for the fiscal year ended August 31, 1997 as filed with the Commission on December 5, 1997 and incorporated herein by reference.

(8)  Included in Exhibit 5.

(9) Filed as an exhibit to the Company's Form 10-KSB filed with the Commission on April 14, 2000, and incorporated herein by reference.

(10) Filed as an exhibit to the Company's Quarterly Report on Form 10-QSB filed with the Commission on May 15, 2000.


Item 28. Undertakings

A. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

B. We hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

     (ii) To specify in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of Regulation S-B) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

     (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   Signatures



In accordance with the requirements of the 1933 Act, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorize this Pre-Effective Amendment No. 5 to our Registration Statement on Form SB-2 to be signed on our behalf by the undersigned, in the City of Newport Beach, California, on September __, 2000.



                                             USA Biomass Corporation,
                                             a Delaware corporation


                                             By: /s/ Fred Behrens
                                                --------------------------------
                                                  Fred Behrens
                                             Its: Chief Executive Officer



In accordance with the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 5 to our Registration Statement on Form SB-2 was signed by the following persons in the capacities and on the dates stated.



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



By:   /s/ Eugene W. Tidgewell
      ----------------------------
Its:  Chief Financial Officer
Date: Sept. 13, 2000

By:   /s/ Eugene W. Tidgewell
      ----------------------------
Its:  Secretary
Date: Sept. 13, 2000

By:   /s/ Fred Behrens                        By:   /s/ Eugene Tidgewell
      ----------------------------                  ----------------------------
Its:  Director                                Its:  Director
Date: Sept. 13, 2000                          Date: Sept. 13, 2000

By:   /s/ Marlene Tapie
      ----------------------------
Its:  Director
Date: Sept. 13, 2000



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